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March 22, 2007

Dear Fellow Shareholders:

We are pleased to invite you to Bank of Florida Corporation’s 2007 Annual Meeting of Shareholders. This year’s Annual Meeting will be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 26, 2007, at 4:30 p.m.

The Notice of the Annual Meeting of Shareholders and Proxy Statement attached to this letter describes the formal business that will be transacted at the Annual Meeting, primarily the election of directors and the ratification of the appointment of our independent auditors. Our directors and officers will be present at the Annual Meeting to respond to your questions and to discuss our achievements in 2006, as well as our plans for 2007.

Also enclosed is a copy of our 2006 Annual Report, which contains important information about our company.

Regardless of the number of shares that you own, your vote is important. Please sign and date the enclosed Proxy Card or voting instruction form promptly and return it in the postage-paid envelope which has been provided. If you prefer to vote in person at the Annual Meeting, you will be given that opportunity, as well.

On behalf of the Board of Directors and our employees, we look forward to seeing you at the Annual Meeting.

Sincerely,

Michael L. McMullan
Chief Executive Officer & President

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2007

The 2007 Annual Meeting of Shareholders of Bank of Florida Corporation will be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 26, 2007, at 4:30 p.m. At the meeting, the following items will be presented and voted upon:

Proposal I – The election of eleven members of our Board of Directors;

Proposal II – The ratification of the appointment of Hacker, Johnson & Smith, P. A. as the independent auditors for Bank of Florida Corporation;

Proposal III – The adjournment of the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve either of the foregoing Proposals; and

The transaction of any other business that properly comes before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 6, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are encouraged to complete the enclosed Proxy Card or voting instruction form and return it in the postage prepaid, pre-addressed envelope. If you would like to vote in person, you will be permitted to revoke your proxy by attending the meeting and voting at that time.

By Order of the Board of Directors,

Arlette Yassa
Corporate Secretary

Naples, Florida

March 22, 2007

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is being furnished to Bank of Florida Corporation’s (referred to herein as “BOFL”) shareholders of record as of March 6, 2007. By this mailing, the Board of Directors is soliciting proxies for use at the 2007 Annual Meeting of Shareholders. Our 2006 Annual Report, which includes our Form 10-K, is enclosed with this Proxy Statement. These documents provide important information about our business, including audited financial statements, and are first being mailed to our shareholders on or about March 22, 2007.

It is important that your shares be represented by proxy or that you be present in person at the Annual Meeting. If you wish to vote by proxy, please complete the enclosed Proxy Card or voting instruction form and return it, signed and dated, in the enclosed postage-paid envelope. Even if you are planning to attend the Annual Meeting, we request that you also submit a proxy or instruction form. This will ensure that your shares are voted if you later cannot attend the Annual Meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.

Where and when is the Annual Meeting?

•	Thursday, April 26, 2007

•	4:30 p.m.

•	Corporate Headquarters

Community Room

1185 Immokalee Road

Naples, Florida 34110

What matters are being considered and what is the recommendation of our Board?

The Board recommends that you vote:

• FOR	–	Proposal I - the election of eleven directors;

• FOR	–	Proposal II - the ratification of the appointment of Hacker, Johnson & Smith, P.A., as the independent auditors for BOFL for the fiscal year ending December 31, 2007; and

• FOR	–	Proposal III - the adjournment of the Annual Meeting to solicit additional proxies if there are insufficient votes to approve any of the foregoing matters.

If you do not indicate a preference, the proxy holders will vote in accordance with the Board’s recommendations. Although the Board of Directors knows of no additional business that will be presented for consideration at the Annual Meeting, execution of the enclosed Proxy Card confers discretionary authority on the proxy holders to vote your shares in accordance with their best judgment on any other business that may properly come before the Annual Meeting, or any adjournment thereof.

Who is entitled to vote at our Annual Meeting and what constitutes a quorum?

Only holders of record of our common stock at the close of business on March 6, 2007, the shareholder record date, will be entitled to vote at the Annual Meeting. Record holders representing a majority of our outstanding common stock, present in person or represented by proxies, constitute a quorum.

What are the voting rights of our shareholders?

In accordance with Florida law and our Bylaws, directors will be elected at the Annual Meeting by a plurality of the votes cast. Any other matter on which shareholders vote at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast. The number of shares of our common stock outstanding as of the record date was 9,588,886, held by approximately 406 shareholders of record. Each share of common stock entitles its owner to one vote upon each matter to come before the Annual Meeting.

A shareholder may abstain or withhold a vote with respect to any item submitted for shareholder approval. Abstentions and withheld votes will be counted as being present for purposes of determining the existence of a quorum, but will be counted as not voting in favor of any proposal brought before the Annual Meeting.

How do I vote?

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, dating, signing, and returning the Proxy Card in the enclosed postage pre-paid, pre-addressed envelope.

If you own shares through a brokerage firm (e.g., shares held in “street name”), you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your broker on how your shares are to be voted. As with a Proxy Card, you may vote your shares by completing, dating, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

In addition, if your shares are held in street name, under certain circumstances your brokerage firm may vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters, including the election of directors. When a firm votes its customers’ shares on routine matters, these shares are also counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Accordingly, these shares are not counted as votes against a non-routine matter, but rather not counted at all for these matters. There are no non-routine matters being considered at the Annual Meeting.

Who can attend our Annual Meeting?

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by Proxy Card. If you own common stock through a brokerage account, you may attend the Annual Meeting, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the brokerage firm that holds your shares. You should contact your brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting, so we will be able to determine if a quorum is present. You may change or revoke your proxy at the Annual Meeting in the manner described below even if you have already voted.

May I change my vote after I mail my proxy card?

Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is voted, by delivering to us a written notice of revocation, or a duly executed Proxy Card bearing a later date, or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke previously given voting instructions by contacting the brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Annual Meeting.

STOCK OWNERSHIP

Who are the largest owners of our stock?

The following table contains information regarding the only shareholders known to us to be the beneficial owners of 5% or more of the outstanding shares of BOFL common stock as of the record date.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Ashford Capital Management, Inc. PO Box 4172 Wilmington, Delaware 19807	721,500	(1)	7.52%
Times Square Capital Management, LLC 1177 Avenue of the Americas – 39th Floor New York, NY 10036	504,900	(2)	5.27%

(1)	As disclosed in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007.

(2)	As disclosed in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007.

BOARD OF DIRECTORS AND STANDING COMMITTEES

BOFL’s Board of Directors has nominated: Donald R. Barber, Joe B. Cox, H. Wayne Huizenga, Jr., John B. James, LaVonne Johnson, Edward Kaloust, Michael L. McMullan, Harry K. Moon, M.D., Michael T. Putziger, Ramon A. Rodriguez, and Terry W. Stiles to stand for election at the Annual Meeting. Earl L. Frye has indicated his intention to retire as Chairman of the Board and as a director. Following the Annual Meeting, he will assume the position of Chairman Emeritus.

The Securities and Exchange Commission and the National Association of Securities Dealers (“NASD”) have regulations and listing requirements that govern the corporate practices of NASDAQ listed companies such as BOFL. Our Board of Directors has determined that a majority of our directors are independent in accordance with the standards of the Securities and Exchange Commission and the NASD.

In determining whether a director is independent under applicable independence requirements, our Board of Directors considered any transactions and relationships between the director (and any member of his or her immediate family or affiliates) and BOFL (and its subsidiaries and affiliates). Our Board of Directors also examined any transactions and relationships between directors and their affiliates and members of our senior management team and any member of their immediate family or affiliates. Since banking is a significant portion of our business, our Board of Directors determined that a director’s independence is not affected where there is a loan between a subsidiary bank and the director, and that loan is performing in accordance with its contractual terms and has not been adversely classified or specially mentioned by any bank examiners.

The Board of Directors of BOFL conducts its business through meetings of the full Board. During the year ended December 31, 2006, our Board of Directors held ten meetings. All of our director nominees attended at least 75% of the total meetings of the Board of Directors and those Board committees on which each director served, except for Richard Rochon and Terry W. Stiles, who attended 73% and 67%, respectively. In addition, BOFL’s policy is to require its directors to attend its Annual Meeting of Shareholders. In 2006, all of our directors, except for Richard Rochon, Ramon A. Rodriguez and Terry W. Stiles, attended the Annual Meeting.

The Board has five standing committees – the Executive Committee, the Audit Committee, the Bank Secrecy Act/AML and Compliance Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Executive Committee has the authority of the Board of Directors when the Board is not in session. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of BOFL under Florida law. The responsibilities of the Executive Committee are contained in the Executive Committee Charter. The Executive Committee members are: Donald R. Barber, Joe B. Cox, Earl L. Frye (Chairman), John B. James, LaVonne Johnson, Michael L. McMullan, Harry K. Moon, M.D., and Ramon A. Rodriguez.

The Audit Committee is governed by the Fourth Amended and Restated Audit Committee Charter, which is included in this Proxy Statement as Exhibit A. Pursuant to this Charter, the Committee reviews BOFL’s auditing, accounting, financial reporting and internal control functions and policies, selects our independent auditor, and reviews its services. For further information regarding the members and meetings of the Audit Committee, please see the next section entitled “Report of the Audit Committee.”

The Bank Secrecy Act/AML and Compliance Committee oversees BOFL’s and its subsidiaries’ adherence to federal and state banking laws. The members of the Bank Secrecy Act/AML Compliance Committee are: Ramon A. Rodriguez (Chairman), Joe B. Cox, Patricia L. Frost, Edward Kaloust, John B. James, and Michael T. Putziger. John S. Chaperon, Executive Vice President and Director of Corporate Risk Management, also serves on this Committee.

The Compensation Committee serves with regard to compensation and personnel policies, programs and plans, including management development and succession, and to approve employee compensation and benefit programs. A copy of the Second Amended and Restated Compensation Committee Charter is included in this Proxy Statement as Exhibit B. The members of the Compensation Committee are: Harry K. Moon, M.D. (Chairman), Joe B. Cox, H. Wayne Huizenga Jr., LaVonne Johnson, and Edward Kaloust. For further information regarding the Compensation Committee, please see the Compensation Committee Report found elsewhere in this Proxy Statement.

The Nominating and Corporate Governance Committee considers nominees to our Board of Directors and the election of directors to our subsidiaries’ Boards of Directors. The members of the Nominating and Corporate Governance Committee are: Donald R. Barber (Chairman), LaVonne Johnson, Harry K. Moon, M.D., Michael T. Putziger, and Terry W. Stiles, four of whom the Board of Directors has determined to be independent under NASDAQ rules. Mr. Donald R. Barber is considered to not be independent due to his executive role with the limited liability company which owns BOFL’s corporate headquarters. Due to Mr. Barber’s significant experience as a corporate board chairman, BOFL’s Board has determined that an exceptional situation existed, warranting Mr. Barber’s continued service on the Nominating and Corporate Governance Committee. A copy of the Second Amended and Restated Nominating and Corporate Governance Committee Charter is included in this Proxy Statement as Exhibit C. Through this Charter, the Nominating and Corporate Governance Committee considers and evaluates Board members and nominees, including shareholder nominees. Under its Charter, the Nominating and Corporate Governance Committee also recommends the assignments of Committee memberships, develops training and educational programs for directors, annually reviews the Articles of Incorporation and Bylaws of BOFL, and reviews and considers potential conflicts of interests of members of the Board and the executive officers of BOFL.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees BOFL’s financial reporting process on behalf of the Board of Directors. The audit functions of the Audit Committee are primarily focused on four areas:

•	The adequacy of BOFL’s internal controls and financial reporting process and the reliability of BOFL’s financial statements;

•	The performance of the internal auditors, as well as the independence of BOFL’s independent auditors;

•	The promotion of candid communications among the independent auditors, management, the Board, and legal counsel; and

•	The oversight of the financial reporting of all subsidiaries of BOFL.

The Audit Committee met with management periodically in 2006, to consider the adequacy of BOFL’s internal controls and the objectivity of its financial reporting. These matters were discussed with BOFL’s independent auditors.

The Audit Committee meets with the independent auditors without management present. The independent auditors have unrestricted access to the members of the Audit Committee. The Audit Committee also selects the appointment of the independent auditors and periodically reviews their performance, fees, and independence from management.

The Board of Directors has determined that all of the members of the Audit Committee are considered independent under NASDAQ’s definition, except for Ramon A. Rodriguez. Mr. Rodriguez is not considered independent because his adult son is an executive officer of a technology company which conducts substantial business with BOFL. Due to Mr. Rodriguez’s significant knowledge of auditing and accounting, as well as his experience on Boards of public companies, BOFL’s Board has determined that an exceptional situation existed, warranting Mr. Rodriguez’s continued service on the Audit Committee. The Audit Committee had determined that Mr. Rodriguez has the requisite financial and auditing expertise to qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission Rules. Therefore, BOFL has availed itself of an exemption which permits Mr. Rodriguez is required, however, to serve on the Audit Committee until this Annual Meeting of Shareholders. As a condition of this exemption, Mr. Rodriguez will step down as a member of the Audit Committee immediately after the Annual Meeting.

Management has primary responsibility for BOFL’s financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations, and cash flows of BOFL in conformity with accounting principles generally accepted in the United States of America, and discuss with the Audit Committee any issues they believe should be raised.

The Audit Committee has reviewed BOFL’s audited financial statements as of, and for, the fiscal year ended December 31, 2006, and met with both management and BOFL’s independent auditors to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from, and discussed with, Hacker, Johnson & Smith P.A. (“Hacker, Johnson”) the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from BOFL. The Audit Committee has also discussed with Hacker, Johnson any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that BOFL’s audited financial statements be included in BOFL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and filed with the Securities and Exchange Commission.

The foregoing report is submitted by the Audit Committee: Donald R. Barber, Joe B. Cox, LaVonne Johnson, Edward Kaloust, Michael T. Putziger (Chairman), and Ramon A. Rodriguez.

PROPOSAL I

ELECTION OF DIRECTORS

Following the Annual Meeting, the Board of Directors will be comprised of 11 members, as set by the Board of Directors pursuant to its authority under our Articles of Incorporation and Bylaws. Each director serves for a one-year term, or until his or her successor has been empanelled.

The Board of Directors has approved the director nominations recommended by the Nominating and Corporate Governance Committee for 2007. The 11 nominees, Donald R. Barber, Joe B. Cox, H. Wayne Huizenga, Jr., John B. James, LaVonne Johnson, Edward Kaloust, Michael L. McMullan, Harry K. Moon, M.D., Michael T. Putziger, Ramon A. Rodriguez, and Terry W. Stiles, have indicated their willingness to stand for election and to serve as directors if elected. Should a director nominee become unable or unwilling to serve, proxies will be voted for the election of such other person as the Board of Directors may choose to nominate. The affirmative vote of a plurality of the votes cast at the Annual Meeting is needed to elect each director. Abstentions and withheld votes will have the same effect as votes against a director nominee. Ten of the director nominees also serve as directors of one or more of our subsidiaries, Bank of Florida – Southwest, Bank of Florida – Southeast, Bank of Florida – Tampa Bay, and Bank of Florida Trust Company. To the best of our knowledge, no director nominee is being proposed for election pursuant to any agreement between that person and any other person.

Information relating to the business experience and age of each director is set forth below. We have also included the same information for our non-director executive officers.

Donald R. Barber, age 64, has been a director of BOFL since 2002 and a director of Bank of Florida – Southwest since 1998. Mr. Barber is the Vice Chairman of Boran Craig Barber Engel Construction Co., Inc. He is a graduate of the University of Florida and has served the construction industry in Naples for over 37 years. Mr. Barber has been twice recognized as “Builder of the Year” by the Collier Building Industry Association, given the “Silver Beaver Award” by the Boy Scouts of America, and is a Laureate of Junior Achievement’s Business Leadership Hall of Fame. In addition to his professional affiliations with Associated Builders and Contractors, Collier Building Industry Association and Urban Land Institute, Mr. Barber currently is Chairman of the Education Foundation of Collier County’s Board Emeritus Council, a director of the Philharmonic Center for the Arts, and serves as Co-Chairman of the Building Committee at North Naples United Methodist Church.

Joe B. Cox, Esq., age 67, is Vice-Chairman of BOFL, Chairman of the Board of Bank of Florida Trust Company, and a Director of Bank of Florida – Southwest. He is a Partner of Cox & Nici, P.A., a law firm in Naples, Florida. Mr. Cox was first elected to BOFL’s Board in 1998. Mr. Cox received a Juris Doctorate in Law from the University of Tulsa Law School. He received his L.L.M. in Estate Planning from the University of Miami. Mr. Cox is Board Certified by the Florida Bar in Estate Planning and Taxation. He is a Fellow of The American College of Trust & Estate Counsel. He is a member of the Collier County Bar Association, the Florida Bar Association, and the American Bar Association. Mr. Cox’s community activities include serving as Board Member of Naples

Community Hospital Foundation, The Community School of Naples, and Moffitt Cancer Research Center. Mr. Cox has previously served as President of the following organizations: Collier County Heart Association, Forum Club, YMCA of Collier County Endowment Board, and Greater Naples Civic Association.

H. Wayne Huizenga, Jr., age 45, has been a member of BOFL’s Board since 2003, and served as a director of Bank of Florida – Southeast from 2001 until 2003. He is President of Huizenga Holdings, Inc., an investment and management company located in Fort Lauderdale, Florida. Huizenga Holdings, Inc. is a diversified company that manages investments in sports teams and venues, real estate, marinas and boat related businesses. Huizenga Holdings, Inc., owns the Miami Dolphins of the National Football League and Dolphins Stadium in South Florida. Mr. Huizenga received his B.S. from the University of Tampa in Tampa, Florida, in 1985. Mr. Huizenga was also a Vice President for Republic Industries, Inc., has worked at Blockbuster Entertainment Corporation, and served as President of Blue Ribbon Water Company. Mr. Huizenga serves as a Board member for the Luis Palau Evangelistic Association and Co-Honorary Chair of the South Florida Souper Bowl of Caring.

John B. James, age 65, became Senior Executive Vice President and Chief Administrative Officer of BOFL in October 2006. From November 2005 until October 2006, he served as Executive Vice President and Director of Corporate Risk Management. He is also a founding director of BOFL, Bank of Florida–Southwest, and Bank of Florida Trust Company. From October 2001 until November 2005, Mr. James was Chief Executive Officer and President of Bank of Florida–Southwest. Mr. James retired from NationsBank (now Bank of America) on December 31, 1997, after over 30 years in banking. Prior to his retirement, Mr. James served as EVP of Corporate Banking for C&S Banks, headquartered in Atlanta, President of the C&S Hillsborough County Bank, Tampa, and was responsible for all banking activities in Lee, Collier and Charlotte Counties for C&S Banks, Southwest Florida. Mr. James has been involved in many civic activities, including Collier County Educational Foundation Board, Junior Achievement of Southwest Florida and the Economic Development Council of Collier County, and has participated in the Leadership Lee and Leadership Southwest Florida Programs. Following service in the U.S. Army, Mr. James received his B.S. degree in 1967 from Florida State University.

LaVonne Johnson, age 74, has been a director of BOFL and Bank of Florida – Southwest since 1998. Ms. Johnson is a retired Planner and Project Director for Allegheny County, Pennsylvania. She and her husband maintain residences in both Marco Island, Florida and Pittsburgh, Pennsylvania. Mrs. Johnson is a member of the Board and Treasurer of the Art League of Marco Island, and is a member of the American Association of University Women. Mrs. Johnson also owned and operated clothing stores for career women in Pittsburgh, Pennsylvania. In addition, she served on her church council and was Chairman of the Education Committee. She also helped develop a child care center at the church and served on its Board. Mrs. Johnson has served in various elected capacities in Minnesota, including a member of the Board of Education, County Chairwoman of a political party and delegate to a National Political Convention. Mrs. Johnson received a B.A. degree from the University of Pittsburgh, and an M.P.A. degree from the University of Pittsburgh Graduate School of Public and International Affairs.

Edward Kaloust, age 65, has been a director of BOFL since 2004. He is an entrepreneur and investor in Tampa, Florida and the Chief Executive Officer of Medi-Weight Loss Clinics. Mr. Kaloust also serves as Chairman of the Board of Bank of Florida – Tampa Bay and is a director of Bank of Florida Trust Company. Mr. Kaloust was an insurance executive for over 40 years, and had been with New England Financial since 1969. From 1969 until December 2003, he was the Managing Partner of New England Financial’s Florida operations. He is the only two-time Manager of the Year in that organization’s history. Mr. Kaloust is a former director of Marblehead Bank and Trust, Marblehead, Massachusetts and is a graduate of American College in Bryn Mawr, Pennsylvania.

Michael L. McMullan, age 52, has served as a director, Chief Executive Officer and President of BOFL since its inception in 1998 and currently serves as a director of Bank of Florida – Tampa Bay. From 1998 to 2001, he served as the Chief Executive Officer of Bank of Florida – Southwest and in the same capacity at Bank of Florida – Southwest from its organizational phase until 2002. He was also a director of Liberty Share Draft & Check Printers until the company was sold in 2005. Mr. McMullan has over 30 years of banking experience, most of which has been as an executive officer or President. His tenure in Florida began in 1990, when he became the Commercial Banking Executive for C & S Bank of Florida’s Jacksonville-area bank. He was transferred to Naples in 1991, where he was named Chief Operating Officer of C & S Bank of Florida’s Collier County Bank. Subsequent to the merger with NCNB, he was named Senior Banking Executive and Commercial Banking Manager of NationsBank, Collier County. In 1993, he accepted the position of Commercial Banking Executive for NationsBank’s Broward County Division and subsequently managed the Broward County and Palm Beach divisions and was the Florida Market Manager for NationsBank’s Financial Strategies Group. His last position with NationsBank, now Bank of America, was that of Manager of the Economic Development Office for the State of Florida. He has served on the Board of Directors of the United Way of Jackson, Mississippi and Broward County, Florida; the Boys and Girls Club of Broward County; and the Advisory Board of the Economic Development Councils in Collier County and Broward County. He has also served on the Boards of the Broward Workshop and the Florida Bankers Association. Mr. McMullan received a BBS from the Chair of Banking at the University of Mississippi in 1976, and in 1979 received an MBA in Finance and Monetary Policy from Columbia University, New York.

Harry K. Moon, M.D., age 57, is a director of BOFL, Bank of Florida – Southeast and Bank of Florida Trust Company. He was first elected to BOFL’s Board in 2002. Dr. Moon also serves as the Chairman of the Board for Bank of Florida – Southeast. He is a plastic and reconstructive surgeon, and author of numerous papers, book chapters and physician education videocassettes. He is President of Himmarshee Surgical Partners, a private medical practice. Until December 2002, he was Chairman and President of Cleveland Clinic Florida Foundation. Prior to that appointment, beginning in October 1997, Dr. Moon was Chief Executive Officer of Cleveland Clinic Florida. Dr. Moon serves as a Board member of numerous civic organizations. In 1996, the Juvenile Diabetes Foundation recognized Dr. Moon as Father of the Year and during the same year, he was appointed by former Governor Lawton Chiles as a Resident Member of the Florida Council of 100. In early 2000, Dr. Moon was named the recipient of the Physician Business Leadership Award, a peer-directed award given by Florida Medical Business Magazine recognizing individual sectors of the healthcare industry. Most recently, Governor Jeb Bush appointed Dr. Moon to Florida Gulf Coast University’s Board of Trustees.

Michael T. Putziger, Esq., age 61, has been a director of BOFL since 2002, and of Bank of Florida - Southwest since 1999. He is the Vice Chairman of the WinnCompanies, a private real estate development company headquartered in Boston, Massachusetts, that develops mixed-use properties. Mr. Putziger is also counsel to the law firm of Murtha Cullina, LLP. He served on the firm’s Board of Directors and its management committees for 30 years. He has represented banks and bank holding companies in general corporate matters. Mr. Putziger is Chairman of the Board of Directors of First Community Bank, Woodstock, Vermont. He also serves as a director of DSCI Corporation. Mr. Putziger has served as a director of First Bank in Chelmsford, Massachusetts, Shawmut Arlington Trust Company in Lawrence, Massachusetts, The Hibernia Savings Bank and Emerald Isle Bancorp in Quincy, Massachusetts and other northeastern located financial institutions. He received his B.A. from Syracuse University and his J.D. from Boston University.

Ramon A. Rodriguez, CPA, age 61, is a director of BOFL and of Bank of Florida - Southeast. Mr. Rodriguez was first elected to BOFL’s Board in 2002. Until March 2006, Mr. Rodriguez was Chief Executive Officer and President of Madsen Sapp Mena Rodriguez & Co., a public accounting firm located in Fort Lauderdale, Florida, when it was acquired by Crowe Chizek and Company, LLC. He is an owner of DME Corporation, a manufacturing company involved in the aerospace and defense business and also serves on the Board of Directors of Republic Services, Inc., a solid waste company listed on the New York Stock Exchange. He received his undergraduate degree with a major in Accounting in 1971 from Florida Atlantic University in Boca Raton, Florida. In 1983, he completed the Owner’s and President’s Management Program at Harvard Business School in Boston, Massachusetts. He is a former President of the Florida Institute of Certified Public Accountants and a former Chairman of the Florida Board of Accountancy. Mr. Rodriguez is an active Board member of a number of civic organizations, including the United Way of Broward County, WPBT Channel 2, Holy Cross Hospital and Broward Performing Arts Center. Mr. Rodriguez was previously a member of the Board of Directors of Barnett Bank of Broward County.

Terry Stiles, age 59, was first elected to the Board of BOFL in 2004. He was a founding director and continues to serve as a director of Bank of Florida - Southeast. Mr. Stiles is Chairman and Chief Executive Officer of Stiles Corporation, a multi-million dollar, full-service real estate development company headquartered in Fort Lauderdale. He assumed leadership of the Fort Lauderdale-based company in 1971 and under his direction Stiles Corporation has expanded from a primarily residential construction firm to a full-service commercial real estate development company with established regional offices in Fort Myers and Tampa, Florida. Mr. Stiles is actively involved in his community. In 1999, the City of Fort Lauderdale elected him “Citizen of the Year.” He was designated “1995 Leader of the Year” by Leadership Broward Foundation, and was selected by the United Way as a “community hero” to carry the torch in the 1996 Olympic cross-country relay. Mr. Stiles has also received numerous awards and honors from his professional affiliation including the NAIOP (National Association of Industrial Office Properties) National Developer of the Year in 2000. Mr. Stiles was the National President of NAIOP in 1997-98. He is an active member of the Executive Committee of Broward Workshop and the Board of Directors of the Broward Alliance.

NON-DIRECTOR EXECUTIVE OFFICERS

John S. Chaperon, age 58, has been the Executive Vice President and Director of Corporate Risk Management since September 2006, and was an Executive Vice President and the Chief Credit Officer of BOFL from July 2005 until April 2006. From November 2002 until April 2006, Mr. Chaperon also served as an Executive Vice President and the Senior Lender of Bank of Florida – Southeast. From April 2006 to August 2006, Mr. Chaperon served as President of Bristol Bank, Coral Gables, Florida, which was merged with Bank of Florida – Southeast in August 2006.

Sharon I. Hill, age 49, has been BOFL’s Senior Vice President and Chief Accounting Officer since October 2004. Prior to joining BOFL, Ms. Hill was the Senior Vice President and Chief Accounting Officer of Republic Bank and the Senior Vice President and Controller of Republic Bancshares, Inc. from January 1995 to September 2004. Previously, she has held various financial management accounting positions with Chase Manhattan Bank of Florida, the Bank of St. Petersburg and Florida Federal Savings Bank. Ms. Hill has more than 29 years of financial industry experience, is a certified public accountant and an active member of the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants.

Tracy L. Keegan, age 41, joined BOFL as an Executive Vice President and the Chief Financial Officer effective January 1, 2006. Prior to joining BOFL, Ms. Keegan served as the Chief Financial Officer of The Bankers Bank in Atlanta, Georgia from December 2004 to November 2005. Before then, she was employed as Senior Vice President, the Controller and Treasurer of The Prudential Banks in Atlanta, Georgia from November 1989 to October 2004. Ms. Keegan has more than 17 years of financial industry experience and is an active member of the American Institute of Certified Public Accountants and Financial Managers Society.

Craig D. Sherman, age 49, is an Executive Vice President and the Chief Lending Officer of BOFL. In November 2006, Mr. Sherman was also named President of Bank of Florida – Southwest, where until 2003, he had also served as Executive Vice President and Senior Lender. Mr. Sherman has over 22 years of banking experience, all of which is in the lending area. Prior to joining Bank of Florida - Southwest in 1999, Mr. Sherman served as Senior Vice President and subsequently as Vice President and Commercial Team Leader for SouthTrust in Naples, Florida. Mr. Sherman is a 1979 graduate of Florida State University with a Bachelor of Science degree in finance.

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BENEFICIAL STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS

The following table contains information regarding the current beneficial ownership of our common stock of each director nominee and non-director executive officer as of the record date. The percentage of shares held by each person reflects the number of shares that person currently owns, plus the number of shares that person has the right to acquire through the exercise of stock options or warrants which are exercisable within the next 60 days.

Name	Number of Shares Owned (1)	Right to Acquire (2)	% of Beneficial Ownership (3)
Donald R. Barber	56,660	16,277	0.76
John S. Chaperon	2,962	17,000	0.21
Joe B. Cox	89,668	23,333	1.18
Patricia L. Frost	90,246	0	0.94
Earl L. Frye	74,750	15,661	0.94
Sharon I. Hill	—	4,000	0.04
H. Wayne Huizenga, Jr.	75,000	14,145	0.92
John B. James	33,034	39,633	0.75
LaVonne Johnson	264,410	21,069	2.97
Edward Kaloust	23,585	10,854	0.36
Tracy L. Keegan	1,500	1,850	0.03
Michael L. McMullan	21,084	107,500	1.33
Harry K. Moon, MD	30,042	19,334	0.51
Michael T. Putziger, Esq.	139,860	7,416	1.53
Ramon A. Rodriguez	19,610	19,255	0.40
Craig D. Sherman	5,610	32,500	0.40
Terry W. Stiles	176,440	16,450	2.01

All Directors and Executive Officers as a Group (17 individuals)	1,104,461	364,882	14.76%

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse, or

•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired by exercising stock options and/or warrants exercisable within 60 days of the record date.

(3)	The determination of “beneficial ownership” of our common stock is based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares.

The Board of Directors Recommends that Shareholders Vote “For”

the Election of the Eleven Director Nominees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee

The Board of Directors’ Compensation Committee (“Committee”) is composed of independent directors, as determined by the NASDAQ listing standards. The Committee is responsible for overseeing the executive and Board compensation programs of BOFL and its four subsidiaries (collectively the “Company”). Specific duties and responsibilities are detailed in the Committee’s Second Amended and Restated Compensation Committee Charter, which is posted on the Company’s Website at www.bankofflorida.com. The Committee’s responsibilities, as it pertains to executive and director compensation, include:

•	Recommending to the Board the compensation of executive officers and other senior executives of the Company;

•	Ensuring that BOFL develops, implements and maintains executive reward systems that are contemporary, competitive, reasonable and motivating of executive performance and contribution to the Company;

•	Performing an annual assessment of the Chief Executive Officer’s performance;

•	Reviewing executive supplemental benefits, retirement benefits and special compensation programs of the Company and, when necessary, recommending changes to the Board;

•	Establishing, reviewing, and amending compensation policies and procedures for the Company;

•	Establishing corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•	Reviewing and recommending the form and amount of all awards provided to eligible executives based on BOFL’s stock plans;

•	Establishing, in consultation with BOFL’s Chief Executive Officer, a general compensa-tion philosophy for the employees of the Company;

•	Reviewing and recommending to the Board the form and amount of compensation paid to the Company’s outside directors; and

•	Ensuring that BOFL has proper management succession.

In 2006, the Committee met five times. Meeting minutes and reports were kept and distributed to each member of the Committee, other non-executive officer members of the Board who are not on the Committee, and the Secretary of the Company for records safekeeping.

Objectives and Philosophy

The executive compensation program for BOFL is designed to: (i) attract and retain high quality executive officers that are critical to the long-term success of the Company; and (ii) place an amount of each executive officer’s compensation at risk so that he or she is rewarded for contributing towards BOFL’s achievement of its short-term business and long-term strategic goals. The Committee determines target base and total direct compensation levels for each of the Company’s executive officers based on several factors, including, but not limited to:

•	The executive officer’s role and responsibilities;

•	The significant and perhaps unexpected business challenges that the executive has faced or is likely to face;

•	The total compensation of executives who perform similar duties at other companies;

•	The total compensation for the executive officer during the prior fiscal year;

•	How the executive officer has contributed to the Company’s performance during the prior year; and

•	How the executive officer may contribute to the Company’s future success.

BOFL competes for executives in a highly specialized and regulated industry. National, regional, and local financial institutions, along with start up financial institutions, all compete for a limited number of qualified executives located in our Florida “Markets” (defined as Lee, Collier, Broward, Dade, Palm Beach, Hillsborough, and Pinellas Counties). The Committee’s goal is to design a compensation program that will attract and retain executive officers by rewarding executive officers for performance in relationship to achievement of corporate and personal performance goals. Ideally, the Committee tries to target the executive’s compensation to generally fall near the market median for comparable positions reflected in the market data if target levels for the performance measures are achieved. “Total direct compensation” is comprised of the base salary, annual incentives, and long-term incentive compensation paid to the executive officers. Compensation pay levels may be above the market median based on the individual’s experience and the Company’s specific needs. The benefits are customary for senior executives of financial institutions in our Markets. To date, annual incentives (i.e., cash bonuses) have been based on the Company’s overall performance and the individual executive officer’s performance for that particular year, as determined (in consultation with the Committee) by the Chief Executive Officer.

The Committee also considers limited benefits and other compensation and amounts payable to executive officers. This other compensation includes retirement benefits and contingent benefits, which may be payable in a situation involving a change of control of the Company. The nature of this other compensation is somewhat different, because it involves compensation that may be paid in the future depending upon the occurrence of certain circumstances.

Long-term compensation is intended both to recognize, over the long-term, services rendered to the Company and to keep our overall pay packages for executives comparable to that of our competitors, so that the Company can attract and retain high quality executive officers. The Company has a supplemental executive retirement plan for our Chief Executive Officer and is currently considering a similar type of deferred compensation plan for other executives designated as key officers. The supplemental executive retirement plan is fully funded. In addition to the supplemental executive retirement plan, the Company also maintains a 401(k) Plan. The Committee believes that these plans, in aggregate, are necessary to compete effectively in our Markets.

As with other financial institutions, BOFL provides various other benefits to its executive officers. Many of these, such as health and disability insurance, are provided to most salaried employees on substantially the same basis. In many respects, these benefits have historically been driven by reference to the Company’s past practices, as well as benefits being provided by our competitors in our Markets. BOFL also provides other perquisites (country club memberships, health club memberships, leased automobiles, and automobile allowances) to executive officers, depending upon their positions within the Company.

In the event of a change of control, executive officers of financial institutions typically face a great deal of pressure, including uncertainty concerning their own future. Many of BOFL’s competitors have provided their executives with change in control or severance agreements and other benefits in the event there are certain terminations of employment within a specified period following a change of control. Such contractual arrangements help assure the executives provide their full attention and cooperation in the negotiation process. The Committee continues to believe these types of agreements remain important to the Company. Presently, BOFL has two employment agreements, which are with its Chief Executive Officer and Chief Loan Officer. Going forward, the intended policy is that the Chief Executive Officer will be the only senior officer given an employment agreement. Change in Control Agreements are provided to key executive officers of the Company, instead. The Committee believes these agreements are necessary to be able to attract the executive officer talent necessary to enable the Company to reach its goals and fulfill its mission.

Compensation Committee Process and Practices

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of Chief Executive Officer and other executive officer compensation. In 2005, the Committee retained The Delves Group as its first outside compensation consultant. In 2006 and 2007, the Committee retained Leadership Strategies, LLC as its compensation consultant. As part of the process of selecting a compensation consultant, the Committee considered various firms’ practices and approaches to maintaining independence. BOFL has in the past used, and continues to use, the Bank Consulting Group for actuarial and related services in connection with the Company’s supplemental executive retirement plan.

In 2006, Leadership Strategies, LLC assisted the Committee in conducting an assessment of general market compensation practices and the compensation levels of the Company’s executive officers. The results are referred to in this assessment as the “Markets” or “Market Data.” The Market Data was used to help establish and monitor total direct compensation levels recommended for the Company’s executive officers for 2006 and 2007. The review was limited to an assessment of conditions in our Markets and the Southeastern United States.

More specifically, the Market Data consisted of a customized compensation peer group and market compensation surveys (the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes BOFL competes for talent. The financial institutions comprising the Compensation Peer Group were primarily headquartered in the Southeastern Region of the United States, with assets ranging from $750,000,000 to $1,200,000,000 billion, and taking into consideration the Company’s projected size over the next twelve-month period. Based upon the study, the Committee determined that base salaries and incentive compensation targets and earned amounts were at, or slightly below, on average, the current market standards for financial institutions of similar size and performance.

Consideration of the following year’s total compensation starts at the beginning of the fourth quarter each year. During the fourth quarter meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of salaries, annual incentive targets, long-term incentive compensation awards and plan designs are made at the Committee’s meeting in connection with the Board’s regular meeting in January, which is shortly after the public release of the prior year’s financial results. At that meeting, the Committee is also able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering these matters in the fourth quarter allows the Committee to not only factor in the prior year’s financial results and the current year’s operating plan, but also to better assess prior year’s compensation. Occasionally, grants of long-term incentive compensation or changes in compensation are made at other meetings, in cases such as promotions or new hires.

With regard to stock options, the grant dates of the awards are typically the close of business thirty days after a promotion or hire date, or January 2 with regard to existing employees. This year, the grant date for existing employees was January 3, 2007, because the exchanges were closed in honor of the passing of former President Gerald Ford. Salary changes for existing employees ratified at the January meeting, are to be effective January 2.

The Company’s Chief Financial Officer and Senior Vice President of Human Resources compile information for the Committee’s consideration for purposes of evaluating existing and proposed compensation packages. BOFL’s Chief Executive Officer is involved in making compensation recommendations for other executive officers, which are considered by the Committee.

Total Compensation – Cash and Stock Incentives

BOFL’s total compensation consists of five components:

•	Base salary;

•	Cash performance-based annual incentive;

•	Stock options;

•	Deferred Compensation (qualified and nonqualified); and

•	Other Benefits and Perquisites.

Base Salary

When determining base salary, the Committee takes into consideration a number of factors, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, actual performance, and retention considerations. These factors are not weighted or ranked in any particular way.

The result of the 2006 Executive Compensation Study by Leadership Strategies, LLC concluded that executive officer salaries were at or just below market median levels, both relative to BOFL’s peer group and market compensation surveys weighted at an $850,000,000 financial institution.

Annual Incentives

Annual cash incentives are awarded to executive officers based upon their individual performance and the Company’s performance. Each individual executive officer has a target bonus opportunity. The 2006 target bonus opportunity for the executive officers ranged up to 50% of his or her base salary.

In 2006, the Committee considered the Chief Executive Officer’s recommendation for the executive officers of BOFL and the subsidiary Presidents. The primary performance measures for BOFL executive officers were based on the Company’s overall credit quality and the Company’s ability to successfully integrate the Bristol Bank acquisition, completion of the underwritten stock offering, timeliness of regulatory reporting, and other measurable factors for each executive. The subsidiary Presidents were primarily measured on the performance of the respective subsidiaries, which took into account, meeting or exceeding budget, staff retention and training. The Chief Executive Officer’s annual cash incentive was based on his attaining certain management based objectives, which he exceeded in 2006.

In 2006, the Committee believed that the Company’s performance exceeded budget and expectations. Therefore, to the extent that annual incentive was based on these factors, $288,000 in bonuses were paid to executive officers. Cash incentives to executive officers other than the Chief Executive Officer averaged 20% to 25% of their base salary.

Long-Term Incentive Compensation

BOFL also provides long-term incentive compensation to executive officers through the 2006 Stock Compensation Plan (the “Plan”), which is described in detail following this Compensation Discussion and Analysis. The Committee believes stock-based awards help make the financial interests of management consistent with the shareholders’ interest, since the ultimate value of stock-based awards is tied to the value of BOFL’s stock.

The Plan allows us to grant stock options, performance shares, performance units, and restricted shares. These types of awards measure financial performance over a longer period of time, than the other methods of compensation. In 2006, our long-term incentive compensation for executive officers was composed of stock options only.

In general, when granting awards, the Committee took into account the following subjective and objective factors:

•	each executive officer’s level of responsibility;

•	each executive officer’s contributions to BOFL’s results;

•	retention considerations; and

•	the practices of other companies in our Markets.

Prior to making a grant, the Committee also considers the Company’s share price, the volatility of the share price and potential dilution. The Committee believes that using BOFL stock for a significant portion of these awards helps further align the interests of the executive officers and the shareholders by providing the executive officers with an additional equity stake in the Company.

BOFL does not have a formal policy regarding ownership of Company stock by its executive officers. Executive officers, however, are encouraged to maintain significant equity stakes in BOFL. Similarly, BOFL does not have any specific policy relating to the pledging of or hedging of its securities.

Stock Options

In 2006, the Committee granted stock options for 38,050 shares to executive officers, including the subsidiary Presidents. The grants were based upon each executive officer’s performance for that year. The individual awards were determined through discussions with the Chief Executive Officer and the outside compensation consultant, taking into account what the Company’s competitors were providing their executives in our Markets.

The Committee considered the total recommended grant size as compared to outstanding shares and expected dilution. With respect to the actual size of ranges of stock option awards, the Committee used the Black-Scholes pricing model (a formula widely used to value exchange-traded options and determine the present value of the option award). All of the stock option grants in 2006 have had an exercise price equal to the closing price of BOFL’s common stock on the grant date and vest in five equal annual increments beginning on the first anniversary following the award.

Deferred Compensation Plans

The Committee is currently analyzing various deferred compensation plans for both executive officers and directors. The Committee is considering a limited self-funded deferred compensation plan for BOFL directors. The final decision on any deferred compensation plan will rest with the Board. The Committee intends to work with its compensation consultant and a plan designer in creating a deferred compensation plan that is cost effective to the Company, but will also provide retention incentives for its executive officers.

Other Benefits and Perquisites

BOFL’s executive officers receive other benefits also available to other employees. For example, we provide executive officers and other salaried employees with health and disability insurance, vacation pay, and sick pay. BOFL currently leases the Chief Executive Officer’s automobile and provides car allowances to eight other executive officers. Executive officers are provided with country club and/or health club memberships (depending upon their position) and reimbursement of “business development expenses.” The executive officers are responsible for reimbursing the Company for any “social expenses” incurred, except to the extent that they are specifically, directly, and exclusively made in connection with business development dinners and social events with directors, investment bankers and potential bank customers.

2006 Direct Compensation for BOFL’s Chief Executive Officer

Michael L. McMullan is the Chief Executive Officer and President of BOFL and is also a member of the Board. On March 8, 2005, BOFL entered into an employment agreement with Mr. McMullan. Under his employment agreement, Mr. McMullan is entitled to receive an annual base salary (currently $307,000), which is subject to annual review by the Committee and the Board of Directors. The employment agreement also provides that Mr. McMullan is eligible for an annual incentive bonus of up to 50% of his base salary. For 2006, Mr. McMullan received an annual incentive bonus of $125,000 (47.6% of his base salary). The employment agreement provides for a three-year term, and is renewed daily. The daily renewals (which automatically terminate on January 1, 2009) can be terminated upon either party’s notice not to continue the renewals. The Committee is also required to semi-annually review Mr. McMullan’s performance to determine if the employment agreement renewals should continue.

In the event of a “change in control” of BOFL (as defined in the employment agreement), Mr. McMullan will be entitled to receive a cash payment equal to 2.9 times his latest compensation (defined as his current base salary, plus the two-year average of any cash bonuses).

The employment agreement provides that Mr. McMullan’s employment may be terminated with or without cause, but that in the latter case, Mr. McMullan would be entitled to receive a severance payment equal to the amount due for the remainder of the term of his employment agreement, as well as being permitted to participate in any employment benefit plans for the remaining term of this employment agreement, or until such time as he is able to participate in a comparable plan provided by another employer. In the event the remaining term of his employment agreement is less than six months, he will be entitled to six months base salary as severance to coincide with his covenant not to compete. If Mr. McMullan is terminated for cause, he will not be entitled to any benefits or compensation, other than what has been accrued. Dismissal for cause can be appealed under certain circumstances, within a defined period. Upon receipt of the notice of the appeal, BOFL must submit the matter to arbitration. The decision of the arbitrator is binding on the parties and is non-appealable.

In the event Mr. McMullan should become permanently disabled, he will be entitled to receive $125,000 per year until the earlier of his being employed full-time by another employer, his attaining 75 years of age, or his death. The disability payment will be offset by any available disability insurance, Social Security Insurance, bank-owned life insurance, supplemental retirement plan payments, or any payments received from other similar government or employer-sponsored plan or program. The employment agreement has a non-compete provision, whereby Mr. McMullan may not, without BOFL’s written consent, either directly or indirectly, serve as an employee of any financial institution within Broward or Collier Counties for a period of six months after a termination of his employment.

Retirement Benefits

Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to keep our overall pay packages for executives comparable to that of our Markets so that we can attract and retain high quality executive officers. As previously discussed in this analysis, the Company maintains a fully-funded supplemental earnings and retirement plan (“SERP”) for the Chief Executive Officer, which is funded by Bank Owned Life Insurance (“BOLI”). The SERP, which was established in 2004 and amended in 2005, provides for cliff vesting, wherein at age 56 the Chief Executive Officer would be vested 70% with full vesting at the age of 59. In the event of a change in control of the Company or death, the Chief Executive Officer’s retirement benefits would be fully vested. Under the terms of the SERP, at retirement the Chief Executive Officer will be entitled to receive 60% of his base salary at the time of his retirement until age 85. In the event of his death, his wife will be entitled to receive 80% of his benefit until her death.

In addition, the Company maintains a 401(k) Plan for its employees. The 401(k) Plan permits participants to defer additional portions of their salary for retirement. The Company matches a portion of those contributions for executive officers and other eligible participants. The Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to provide an additional incentive for the participants to further provide for their retirement.

Change in Control and Other Employment-Related Agreements

In addition to the employment agreement previously discussed under the sub-heading 2006 Direct Compensation to BOFL’s Chief Executive Officer, BOFL has an employment agreement with Executive Vice President and Chief Loan Officer Craig D. Sherman. The employment agreement became effective on September 1, 2005 and has an initial two-year term. The employment agreement also provides for annual one year renewals on each anniversary of the effective date; provided however, the automatic renewals may be terminated upon either party’s notice to the other party. The Committee must review the employment agreement annually to determine whether or not to continue with the renewals. Mr. Sherman is eligible to receive a performance bonus not to exceed 25% of his annual base salary. Mr. Sherman is also subject to a non-compete provision substantially similar to Mr. McMullan’s. Under the terms of Mr. Sherman’s employment agreement, he is entitled to receive a cash payment equal to 2.5 times his then current base salary in the event of a “change in control” as defined in the employment agreement.

The employment agreement also provides that Mr. Sherman’s employment may be terminated with or without cause, but in the latter case, he will be entitled to receive a severance payment equal to the amount due for the remainder of the term of his employment agreement, as well as being permitted to participate in any employment benefit plans for the shorter of one year or until such time as he is able to participate in a comparable plan provided by another employer. In the event the remaining term of his employment agreement is less than six months, he will be entitled to six months base salary as severance to coincide with his covenant not to compete. If Mr. Sherman is terminated for cause, he will not be entitled to compensation or any benefits, other than what has been accrued.

In addition to the two employment agreements, BOFL currently has seven change in control agreements with certain executives of BOFL and its subsidiary Presidents and Regional Presidents. The change in control agreements have what are referred to as “double triggers,” in that in addition to a change in control of BOFL, the executive must be terminated or not offered a similar position with comparable compensation benefits in order to receive his or her termination benefit. The amount of termination benefit ranges from 1.5 times to 2.5 times the executive officer’s salary, depending on the executive officer’s position. The benefits include a lump sum cash payment (base salary only) and continued health benefits for an extended period of time. In addition, the individual stock option agreements for executives awarded stock options provide for full acceleration of all outstanding and unvested equity awards. BOFL believes these types of agreements are necessary in order to be able to attract and retain key executives.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance based” to $1 million annually per executive officer. The annual and long-term incentive plans are designed so that awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation on tax deductions for an executive officer’s compensation in any fiscal year. The annual and long-term incentive plans give BOFL flexibility to pay qualifying performance-based compensation and it is our intention to structure compensation so that Section 162(m) does not adversely affect the Company’s tax deduction. However, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of BOFL’s tax deduction for said compensation.

Other provisions of the Internal Revenue Code also can affect the decisions which the Committee makes. Under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one time annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. The Company’s change-in-control agreements do not provide for “gross ups” so that the executive officer is responsible for any tax consequences.

Accounting for the long-term incentive compensation (e.g., expensing of stock options) is compliant with FASB 123R and BOFL’s deferred compensation arrangement with its Chief Executive Officer, and is compliant with new Section 409A of the Code and the proposed Internal Revenue Guidance for this Section.

Compensation Committee Report

The duties and responsibilities of the Compensation Committee (“Committee”) of the Board of Directors are set forth in a written charter (the “Second Amended and Restated Compensation Committee Charter”) adopted by the Board, as set forth in Exhibit B of this Proxy Statement. The Charter will also be posted on BOFL’s corporate website at www.bankofflorida.com. The Committee reviews and reassesses this Charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

The foregoing report is submitted by the Compensation Committee: Harry K. Moon, MD, Chair, Joe B. Cox, H. Wayne Huizenga, Jr., LaVonne Johnson, and Edward Kaloust.

Compensation Tables

The following tables provide detailed information regarding the compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly paid executive officers. In addition, information is provided for BOFL’s former Chief Operating Officer. These six officers are referred to as the “named executives” in the following discussion.

The following Summary Compensation table provides general information concerning the total compensation paid to the named executives.

Name and Principal Position	Year	Salary	Bonus	Option Awards		All Other Compensation		Total
Michael L. McMullan Chief Executive Officer/President	2006	$267,000	$85,000	—		$16,918	(1)	$368,918

Tracy L. Keegan Executive Vice President/Chief Financial Officer	2006	$167,500	$30,000	$32,784	(2)	$22,800	(3)	$253,084

Julie W. Husler President, Bank of Florida Trust Company	2006	$180,000	$30,000	—		$8,495	(5)	$218,495

R. Mark Manitz President, Bank of Florida – Southeast	2006	$180,000	$30,000	—		$7,873	(4)	$217,873

John B. James Senior Executive Vice President/ Senior Administrative Officer	2006	$170,000	$30,000	—		$16,205	(6)	$216,205

Martin P. Mahan Former Executive Vice President/ Chief Operating Officer(7)	2006	$225,000	$70,000	—		$304,778	(8)	$599,788

(1)	Includes $9,286 for leased automobile and $7,632 for club membership dues.

(2)	Stock options for 4,449 shares.

(3)	Includes $10,000 for paid club membership, $5,000 for club membership dues and $7,800 automobile allowance.

(4)	Includes $7,873 automobile allowance.

(5)	Includes $8,495 automobile allowance.

(6)	Includes $8,405 for club membership dues and $7,800 automobile allowance.

(7)	Mr. Mahan resigned from all positions at BOFL on September 26, 2006.

(8)	Includes severance payments.

This table reflects 2006 stock option grants under the 2006 Stock Compensation Plan.

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Number of Securities Underlying Options	Exercise Price of Option Awards	Closing Price on Grant Date
Michael L. McMullan Chief Executive Officer/President	—		—	—	—

Tracy L. Keegan Executive Vice President/Chief Financial Officer	6/8/06	(1)	4,449	$21.65	$21.65

Julie W. Husler President, Bank of Florida Trust Company	—		—	—	—

R. Mark Manitz President, Bank of Florida – Southeast	—		—	—	—

John B. James Senior Executive Vice President/Senior Administrative Officer	—		—	—	—

Martin P. Mahan Former Executive Vice President/Chief Operating Officer	—		—	—	—

(1)	The stock options were granted on June 8, 2006, the day of the Annual Meeting when the shareholders approved the 2006 Stock Compensation Plan. The shares were part of her compensation package at the date of hire.

The following table discloses the stock options owned by the named executives at December 31, 2006.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael L. McMullan Chief Executive Officer/President	30,000 2,500 30,000 10,000 10,000 25,000	— — — — — —	$ $ $ $ $ $	10.00 10.00 10.00 11.29 16.02 23.10	8/24/09 5/17/11 8/28/12 10/21/13 6/16/15 12/14/15		— — — — — —

Tracy L. Keegan Executive Vice President/ Chief Financial Officer	1,850	3,701 4,449	$ $	22.70 21.65	12/30/15 6/8/16		— —

Julie W. Husler President, Bank of Florida Trust Company	3,000 5,000 2,500 2,500	— — — —	$ $ $ $	10.00 10.00 16.25 23.10	1/16/12 8/27/12 2/12/14 12/14/15		— — — —

R. Mark Manitz President, Bank of Florida – Southeast	20,000 2,500	— —	$ $	15.89 23.10	9/30/14 12/14/15		— —

John B. James Senior Executive Vice President/ Senior Administrative Officer	1,300 20,000 2,500 2,500	— — — —	$ $ $ $	10.00 10.00 16.25 231.0	5/17/11 8/28/12 2/12/14 12/14/15		— — — —

Martin P. Mahan(1) Former Executive Vice President/ Chief Operating Officer	22,500	—		$10.00	8/28/12	(2)	—
	10,000	—		$11.29	10/21/13	(3)	—
	4,329	—		$23.10	12/14/15	(4)	—
	15,000	—		$16.01	12/30/14	(5)	—
	15,671	—		$23.10	12/14/15	(6)	—

(1)	Mr. Mahan resigned from all his positions on September 30, 2006.

(2)	Incentive Stock Options granted on August 28, 2005. Stock options will expire on December 31, 2007, as a result of his resignation.

(3)	Incentive Stock Options granted on October 21, 2003. Stock options will expire on December 31, 2007, as a result of his resignation.

(4)	Incentive Stock Options granted on December 15, 2005. Stock options will expire on December 31, 2007, as a result of his resignation.

(5)	Non-Qualified Stock Options granted on December 30, 2004. Stock options will expire on September 30, 2007.

(6)	Non-Qualified Stock Options granted on December 15, 2005. Stock options will expire on September 30, 2007.

To supplement the preceding table, the following table provides information concerning stock options that vested or were exercised by the named executives during 2006.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. McMullan Chief Executive Officer/President	-0-	$-0-	-0-	$-0-

Tracy L. Keegan Executive Vice President/Chief Financial Officer	-0-	-0-	-0-	-0-

Julie W. Husler President, Bank of Florida Trust Company	-0-	-0-	-0-	-0-

R. Mark Manitz President, Bank of Florida – Southeast	-0-	-0-	-0-	-0-

John B. James Senior Executive Vice President/ Senior Administrative Officer	-0-	-0-	-0-	-0-

Martin P. Mahan Former Executive Vice President/ Chief Operating Officer	-0-	-0-	-0-	-0-

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Finally, the next table discloses potential payments to the named executives in the event their employment is terminated or BOFL undergoes a change in control.

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit		Before Change in Control Termination w/o Cause	After Change in Control Termination w/o Cause		Voluntary Termination	Death	Disability	Change in Control
Michael L. McMullan Chief Executive Officer/President	EA	(1)	(2)	$1,164,605	(3)	(7)	(4)	$125,000 (5)	$1,164,605 (3)

Tracy L. Keegan Executive Vice President/Chief Financial Officer	CIC	(6)	(7)	$493,750	(6)	(7)	(8)	(9)	(10)

R. Mark Manitz President – Bank of Florida – Southeast	CIC	(11)	(7)	$450,000		(7)	(8)	(9)	(10)

Julie W. Husler President, Bank of Florida Trust Company	—		(7)	-0-		(7)	(8)	(9)	(10)

John B. James Senior Executive Vice President/Senior Administrative Officer	EA	(12)	(7)	-0-		(7)	(8)	(9)	(10)

Martin P. Mahan Former Executive Vice President/Chief Operating Officer	EA	(13)	N/A	N/A		N/A	N/A	(14)	N/A

(1)	Employment Agreement executed on January 1, 2005, provides for daily renewals, with semi-annual reviews by Compensation Committee. Renewals end on January 1, 2009.

(2)	If Mr. McMullan is terminated without cause, he will be entitled to receive a severance payment equal to the amount due for the remainder of the term of his Employment Agreement. Mr. McMullan would also be entitled to receive life, health and disability coverage for one year after his employment is terminated. Mr. McMullan is also subject to a six-month non-compete within Broward and Collier Counties.

(3)	In the event of a change in control of BOFL, Mr. McMullan is entitled to receive 2.9 times his latest compensation (defined as current base salary, plus two-year average of any cash bonuses) regardless whether he is terminated or not.

(4)	Mr. McMullan’s estate would receive any compensation that has been accrued, but not paid.

(5)	Per year, until the earlier of his being employed full-time by another employer, his attaining age 75, or his death. The disability payment is offset by any available disability insurance, Social Security Insurance, bank-owned life insurance, supplemental retirement plan payments or any payments, received from other similar government or employee-sponsored programs.

(6)	Two-year term expiring on December 30, 2007. Ms. Keegan is entitled to receive 2.5 times “highest annual base salary” (defined to mean highest base salary, plus average annual bonuses during three year period immediately preceding termination). In addition, Ms. Keegan would be entitled to continued life, health and disability coverage for six months.

(7)	Employee is entitled to receive any compensation that has been accrued, but not paid.

(8)	Same death benefits provided to all employees.

(9)	Same disability benefits provide to all employees.

(10)	If Employee is offered a position with the acquiring company at the same salary, Employee is not entitled to receive termination benefits.

(11)	Two-year term expiring on August 31, 2008. Mr. Manitz is entitled to receive 2.5 times his “highest annual base salary” (defined to be the highest base salary paid during the three years immediately preceding the termination of his employment).

(12)	Mr. James had a one-year employment contract, which expired on January 2, 2006. As such, change in control benefits expired on that same day and would have no effect on BOFL after that date.

(13)	Mr. Mahan had an Employment Agreement that expired on December 31, 2008. In connection with his resignation, his Employment Agreement was replaced with a Severance Agreement and Release under which Mr. Mahan is to receive from the Effective date of Termination through December 31, 2008, $506,250 (less applicable withholdings), to be distributed in accordance with BOFL’s pay periods. One full year of the severance payment ($225,000) was paid on October 1, 2006. In exchange, Mr. Mahan is subject to a non-compete, which covers Collier, Lee, Hillsborough, Broward, Palm Beach, Miami-Dade Counties through March 31, 2007, and non- solicitation of customers and employees through December 31, 2007.

(14)	Under the terms of the Severance Agreement and Release, Mr. Mahan was entitled to participate in any employee benefits that he was entitled to participate in prior to the Effective Date of Termination for the shorter of one year or the date he became eligible to participate in a comparable plan with another employer. Mr. Mahan has since become employed with another financial institution.

Board Compensation

During 2006, BOFL paid cash fees and award stock options to its directors, as well as directors of its subsidiaries for their service on any of our Boards or Board Committees, or on any subsidiary Board or subsidiary Board committees. The following table sets forth the compensation paid to the non-employee directors of BOFL during 2006.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash
Donald R. Barber	$18,500
Joe B. Cox	$23,500
Earl L. Frye	$23,500
Patricia R. Frost	$2,500
H. Wayne Huizenga, Jr.	$10,000
Edward Kaloust	$20,500
LaVonne Johnson	$21,500
Harry K. Moon, M.D.	$19,500
Michael T. Putziger, Esq.	$18,500
Richard Rochon	$19,000
Ramon A. Rodriguez	$20,250
Terry W. Stiles	$14,500

Stock-Based Compensation

1999 Stock Option Plan

BOFL currently has an equity compensation plan, the 1999 Stock Option Plan (“1999 Plan”), which provides for the issuance of stock options to employees and directors of BOFL who are contributing significantly to the management or operation of our or our subsidiaries’ business as determined by the committee administering the 1999 Plan. The 1999 Plan was approved by the shareholders at the 2000 Annual Meeting and the number of shares reserved under the 1999 Plan was subsequently increased at the 2003, 2004, and 2005 Annual Meetings. The 1999 Plan provides for the grant of options to employees and directors of BOFL and its subsidiaries at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the Plan. Currently, the Compensation Committee administers the 1999 Plan. To date, stock options to acquire all of the shares reserved under the 1999 Plan have been granted.

2006 Stock Compensation Plan

The 2006 Stock Compensation Plan was adopted by BOFL’s Board of Directors on April 3, 2006, and approved by its shareholders at the 2006 Annual Meeting of Shareholders. The Board of Directors believes that stock-based incentives are important factors in attracting, retaining, and rewarding employees and directors, and closely aligning their interests with those of shareholders. The following is a summary of the material terms of the 2006 Stock Compensation Plan. This summary is qualified in its entirety by the complete terms of the 2006 Stock Compensation Plan which was attached as an exhibit to last year’s Proxy Statement.

Grants

The 2006 Stock Compensation Plan provides for grants of: options to purchase common stock; restricted shares of common stock (which may be subject to both grant and forfeiture conditions) (“Restricted Stock”); Stock Units (which are a contractual right for a recipient to receive shares of Restricted Stock at a certain date or upon the occurrence of a certain event); and stock appreciation rights (entitling the grantee to receive the difference in value between the underlying common stock on the date of exercise and the value of such stock on the date of grant) (“SARs”), which may be either freestanding or granted in tandem with an option. Options to purchase common stock may be either incentive stock options (“ISOs”), which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQOs”) which are not intended to satisfy the requirements of Section 422 of the Code.

Securities to be Reserved

Under the 2006 Stock Compensation Plan, 12% of BOFL’s outstanding shares of our common stock is reserved for issuance. This number covered was reduced by the 655,189 shares that were reserved under the 1999 Stock Option Plan on April 3, 2006. Upon any future issuance of additional common stock, 12% of such newly issued shares will also be reserved for issuance under the 2006 Stock Compensation Plan, provided, however, no more than 3,000,000 shares will ever be reserved. Any shares subject to an option that remain unexercised after the cancellation, expiration, or exchange of an option and any shares of Restricted Stock which are forfeited will again become available for use under the 2006 Stock Compensation Plan. Any shares which are surrendered for cash or common stock, or a combination thereof, and any shares of common stock used to satisfy a withholding obligation shall not again become available for use under the 2006 Stock Compensation Plan.

Administration of Plan

The 2006 Stock Compensation Plan is administered by the Compensation Committee of BOFL’s Board of Directors (“Committee”). The Committee has delegated authority to grant options, SARs, and Restricted Stock. The composition of the Committee must be at least two directors, each of whom is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, and each of whom shall be or will be treated as an “outside director” for purposes of Section 162(m) of the Code. The Board has authorized the Committee to interpret the 2006 Stock Compensation Plan, to determine the total number of shares to be granted, and to take such other action in the administration and operation of the 2006 Stock Compensation Plan as the Committee deems equitable under the circumstances. The Board of Directors, however, has reserved to itself the right to amend or terminate the 2006 Stock Compensation Plan. No amendment, however, may be effected without approval of the shareholders to the extent such approval is required under applicable law, Code Section 422, Rule 16b-3, or any applicable stock exchange rule. Furthermore, in no case can stock awards be repriced, either by cancellation and regrant or by lowering the exercise price of a previously granted award.

Eligibility

Selected directors, executive officers, and employees are eligible to participate in the 2006 Stock Compensation Plan. Executive officers and employees are eligible for the grant of ISOs, NQOs, Restricted Stock, Restricted Stock Units, and SARs. However, directors are only eligible for the grant of NQOs, SARs, and Restricted Stock. In addition, BOFL’s Chief Executive Officer has the discretion to grant options to acquire up to 50,000 shares, primarily to new hires.

Terms of Options

The 2006 Stock Compensation Plan authorizes the grant of ISOs or NQOs, both of which are exercisable for shares of BOFL common stock. Options may be granted for any reason, as the Committee deems appropriate under the circumstances. The price at which a stock option may be exercised for a share of common stock may not be less than the fair market value of a share of common stock on the date the stock option is granted. The “fair market value” means the closing price per share as reported in a financial periodical on the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding business day, or if no such prices are reported, a price determined by the Committee acting in good faith; provided, however, the fair market value can never be less than the book value of a share.

The period during which a stock option may be exercised shall be determined by the Committee at the time the option is granted and may not extend more than 10 years from the date of grant. A stock option or portion thereof that is not exercised before expiration of the applicable option period shall terminate. An ISO option agreement may provide for the exercise of a stock option within 90 days after the employment of an employee has terminated for any reason; except that the period may be extended to one year in the case of death or disability. An NQO option agreement may extend all such post-termination exercise periods for directors or employees to up to one year. The 2006 Stock Compensation Plan shall expire, and no further grants shall be made, 10 years after its approval by the shareholders.

The aggregate fair market value of ISOs granted to an individual employee under the 2006 Stock Compensation Plan, which first becomes exercisable in any calendar year, may not exceed $100,000 per year.

Stock Appreciation Rights

Under the 2006 Stock Compensation Plan, stock appreciation rights may be granted as part of a stock option (a “Related Option”) with respect to all or a portion of the shares of common stock subject to the Related Option (a “Tandem SAR”) or may be granted separately (a “Freestanding SAR”). Tandem SARs and Freestanding SARs are collectively referred to as “SARs.” The share value of a Freestanding SAR shall be set forth in the related SAR agreement, and may not be less than the fair market value of a share of common stock on the date the SAR is granted. The share value of a Tandem SAR shall be determined by the exercise price of the Related Option, which also may not be less than the fair market value of a share of common stock on the date of grant. The grant of SARs may be subject to such other terms as the Committee deems appropriate.

When a Freestanding SAR is exercised, the recipient receives a payment determined by calculating the difference between the share value at grant, as set forth in the SAR agreement, and the fair market value of a share of common stock on the date of exercise. On the exercise of a Tandem SAR for a number of shares, the Related Option is deemed to be surrendered to the extent of the same number of shares and the payment is based on the increase in fair market value of common stock on the exercise date over the value stated in the stock option agreement. Payment may be made in cash or stock, or a combination of cash and stock. The form and timing of payments shall be determined by the Committee. To date, no SARs have been granted.

Restricted Stock and Restricted Stock Units

Shares of Restricted Stock may be granted to employees and directors and may be subject to one or more contractual restrictions as established by the Committee at the time of grant and as set forth in the related Restricted Stock agreement. The agreement will set forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the employee’s or director’s interest in the Restricted Stock will be forfeited. As soon as practicable after a grant has become effective, the shares will be registered to or for the benefit of the employee or director. The Restricted Stock agreement will state whether the employee or director has the right to receive any cash dividends paid with respect to the shares of Restricted Stock. If the employee or director has no right to receive cash dividends, the agreement may give the employee or director the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Dividends declared on the shares of Restricted Stock after grant, but before the shares are forfeited or become non-forfeitable, are treated as part of the grant of the related Restricted Stock. An employee or director has the right to vote the shares of Restricted Stock after grant until they are forfeited or become non-forfeitable.

Shares of Restricted Stock may vest in installments or in total upon satisfaction of the stipulated conditions. If the restrictions are not satisfied, the shares are forfeited and again become available under the 2006 Stock Compensation Plan. To enforce the restrictions, all shares of Restricted Stock will be held by BOFL until the restrictions are satisfied. The exercise or surrender of any option granted under the 2006 Stock Compensation Plan and the acceptance of a Restricted Stock grant shall constitute an employee’s or director’s full and complete consent to whatever actions the Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender of such Restricted Stock. The Committee also can provide that an employee or director may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of BOFL common stock actually transferred to the employee or director under the 2006 Stock Compensation Plan. Any such election and any such reduction shall satisfy the conditions of the exemption under Rule 16b-3. Grants of Restricted Stock will be effective for periods as determined by the Committee, provided no Restricted Stock may be granted after the earlier of the tenth anniversary of the 2006 Stock Compensation Plan being approved by the shareholders or the date on which all shares of common stock reserved under the 2006 Stock Compensation Plan have been issued or are unavailable for use, in which event the 2006 Stock Compensation Plan also shall terminate on such date.

In the case of Restricted Stock grants which vest only upon the satisfaction of performance objectives, the Committee shall determine the performance objectives to be used in connection with Restricted Stock awards and shall determine the extent to which such objectives have been met. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such performance factors and criteria as the Committee in its sole discretion shall select among one or more of the following: stock price; earnings per share; return on equity; return on capital; net income; return on assets; or total return to shareholders. To date, no Restricted Stock has been granted.

Stock Units are not share awards, but rather represent a contractual right to receive shares at a specified future date, or upon the occurrence of a future event. Like Restricted Stock, Stock Units are not sold or transferred until any predefined restrictions have lapsed. However, because the initial award is only a promise to award a share at a later date, Stock Units carry neither voting nor dividend rights until they are exchanged into shares at the payment date. Holders of Stock Units are not shareholders (whereas holders of restricted shares are shareholders). However, BOFL is allowed to pay dividend equivalents to recipients during the period in which they are a Stock Unit holder. Any such dividend payment is subject to taxation. Recipients will generally recognize ordinary income in the amount of the fair market value of the Restricted Stock at the time the actual stock is issued. To date, no Stock Units have been issued.

Certain Federal Income Tax Consequences

The following summary generally describes the current principal federal income tax consequences of certain events under the 2006 Stock Compensation Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or director or to BOFL. The provisions of the Code and regulations thereunder relating to these matters are complicated, they change often, and their impact in any one case may depend upon the particular circumstances.

Options and Stock Appreciation Rights – A grantee will not be subject to any federal income tax upon the grant of a stock option or SAR pursuant to the 2006 Stock Compensation Plan.

A grantee will not recognize income for federal income tax purposes (and BOFL will not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an ISO are disposed of within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the “ISO holding periods”), the employee will recognize ordinary income equal to the excess of the amount realized on the disposition over the price paid for the shares. In such case, BOFL will be entitled to a tax deduction for the same amount.

If the shares transferred upon the exercise of an ISO are disposed of after the ISO holding periods have been satisfied, long term capital gain or long term capital loss is realized on the disposition. BOFL will not be entitled to a federal income tax deduction as a result of such a disposition.

Ordinary income will be recognized by the employee or director upon exercise of an NQO. Generally, the ordinary income realized is the excess, if any, of the fair market value of the shares of common stock received upon the exercise of the NQO over the exercise price. An employee will also recognize ordinary income upon exercising a SAR equal to the total of any cash received and the fair market value of any shares of common stock received.

Income tax withholding from the employee is required on the income recognized by the employee upon exercise of an NQO or a SAR. BOFL ordinarily will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee upon exercise of an NQO or a SAR, subject to the restrictions on deductibility described under “Performance-Based Compensation — Section 162(m) Requirements” below or the ordinary income recognized by the employee on the disposition of common stock acquired pursuant to the exercise of an ISO.

Restricted Stock and Stock Units – An employee or director will generally recognize ordinary income in an amount equal to the fair market value of the shares subject to the Restricted Stock grant at the time of vesting. Dividends paid to an employee or director on shares of Restricted Stock are treated as ordinary income of the employee or director in the year received. BOFL will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee, subject to the limitations on deductibility contained in Section 162(m). Employees and directors who receive Stock Units typically may defer income tax liability until the underlying shares of Restricted Stock are issued. Accordingly, BOFL will not receive a deduction until that time.

Performance-Based Compensation — Section 162(m) Requirements – The 2006 Stock Compensation Plan is intended to preserve BOFL’s tax deduction for the occurrence of certain events by complying with the terms of Section 162(m) and the regulations thereunder. The following table sets forth information about the number of shares reserved for issuance under the 1999 Stock Option Plan and the 2006 Stock Compensation Plan as of December 31, 2006.

Number of securities to be issued upon exercise of outstanding options	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Plans approved by security holders	667,197	$15.40	454,329
Equity compensation plans not approved by security holders (1)	241,879	$11.06	0

Total	909,076	$14.25	454,329

(1)	Includes warrants issued to the organizing directors of our subsidiary banks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BOFL does not make loans to its directors or executive officers. From time-to-time, BOFL’s subsidiary banks, however, make loans to our executive officers and directors in accordance with their standard loan approval criteria. All such loans are made on substantially the same terms, including interest rates and collateral, as loans made to unaffiliated parties. As of December 31, 2006, the aggregate balance of all such loans was approximately $35.9 million, or 4.63% of our net loans.

In consideration of former Chairman Earl L. Frye’s accessibility for business consultation with management from 2004 to 2006, he was permitted to use an approximately 320 square foot unfurnished office with a secretarial station, which he staffed. Based upon the current lease rate that we are paying for second floor office space, we have determined that the value of the office space is approximately $11,750 per year.

In the ordinary course of business, we may use the products and services of companies, partnerships, or firms of which our directors are owners, directors, or officers.

BOFL engaged Centuric, LLC of Ft. Lauderdale, Florida, to manage BOFL’s information technology functions. This service primarily includes the purchase of computer hardware and software, telephones, network management services and disaster recovery. Ramon A. Rodriguez, a director of BOFL, is a member of Centuric Group, LLC, the parent company of Centuric, LLC. Centuric, LLC is a consulting and outsourcing firm specializing in system integration, network management and security, disaster recovery and business contingency planning. The Company paid Centuric, LLC approximately $1,077,000 and $632,000 in 2006 and 2005, respectively. Of the $1,077,000 and $632,000 paid to Centuric, LLC in 2006 and 2005, respectively, $549,000 and $251,000 was for the purchase of computer equipment and software, including set-up fees.

In 2002, BOFL entered into a lease for a banking facility and office space located at 1185 Immokalee Road, Naples, Florida, owned by Citizens Reserve, LLC. Citizens Reserve, LLC is principally owned by several directors of BOFL. Monthly lease payments as of December 31, 2006 were $94,500. Total rent charged to operations under this lease was $1,100,000 and $720,000 in 2006 and 2005, respectively. The lease term expires in 2012.

On August 11, 2005, Bank of Florida – Southeast signed a letter of intent for a nonbinding ten year lease of a new office facility in downtown Ft. Lauderdale. A binding lease agreement was signed in September 2006. The lease will commence on or about November 2007 with 200 Brickell Associates, Ltd., of which Terry W. Stiles, a director of BOFL, is a limited partner. BOFL did not incur any cost in connection with this agreement in 2006 and 2005.

On June 29, 2005, Bank of Florida – Tampa Bay signed a sublease agreement with Florida Financial Advisors, Inc. (“Florida Financial”), whereby Florida Financial would sublease space form Bank of Florida – Tampa Bay for a period of one year. The lease commenced on July 1, 2005, and was terminated in January 2006. Edward Kaloust, a director of BOFL, is a managing member of Florida Financial Advisors. The Company received $2,600 and $18,000 in sublease income during 2006 and 2005, respectively.

On June 1, 2006, Bank of Florida – Tampa Bay signed a sublease agreement with Medi-Weight Loss Clinics, whereby they would sublease space form Bank of Florida – Tampa Bay for a period of three years. The lease commenced on June 1, 2006. Edward Kaloust, a director of BOFL, is a managing member of Medi-Weight Loss Clinics. The Company received $26,200 in sublease income during 2006.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

Following consultation with the Audit Committee, the Board of Directors intends to retain the accounting firm of Hacker, Johnson, as the independent auditors for BOFL and its subsidiaries for the fiscal year ending December 31, 2007. A representative from the firm is expected to be present at the Annual Meeting to make a statement and to respond to any shareholder questions.

Relationships with Independent Registered Public Accounting Firms

Hacker, Johnson served as our independent auditors for the fiscal year ended December 31, 2005 and December 31, 2006, beginning with their appointment on August 22, 2005. KPMG LLC served as our independent auditors during 2005, up until their dismissal in August 2005.

BOFL has been advised by Hacker, Johnson that none of its members, or any of its associates, has any direct financial interest or material indirect financial interest in BOFL or its subsidiaries.

Fees paid to Hacker, Johnson in 2006 and 2005 for professional services were as follows:

Audit Fees: The aggregate fees which will be billed for professional services by Hacker, Johnson in connection with the audit of the annual financial statements and internal controls over financial reporting for the fiscal years ended December 31, 2006 and 2005 and the reviews of the financial statements included in BOFL’s 2006 quarterly filings and the September 2005 and December 2005 quarterly filings with the Securities and Exchange Commission was $196,000 and $173,000, respectively. Hacker, Johnson & Smith P.A. also billed the Company $7,500 in connection with the annual audit of the Company’s 401K plan in 2006. The aggregate fees billed for professional services by KPMG LLP in 2005 and 2004 in connection with the audit of the 2004 annual financial statements and the reviews of the financial statements related to the quarterly filings ended March 31, 2005 and June 30, 2005 and all of 2004 quarterly filings with the Securities and Exchange Commission for the fiscal years ended December 31, 2005 and 2004 were $136,000 and $95,000, respectively.

Audit-Related and Other Fees: In 2006, Hacker, Johnson and KPMG LLP also billed BOFL approximately $100,000 and $57,500, respectively in connection with the common stock offering and Proxies in connection with the acquisition of Bristol Bank and planned acquisition of Old Florida Bank Corporation. In 2005, KPMG LLP also billed BOFL approximately $9,000, and Hill, Barth & King, LLC billed $9,800, for fees related to the common stock offering and conversion of preferred stock into common stock in the quarter ended June 30, 2005. In 2004, KPMG LLP also billed BOFL approximately $5,077 for fees reasonably related to the performance of its audit and reviews of financial statements. Such fees included travel and miscellaneous related fees. In 2004, KPMG LLP also billed BOFL approximately $85,325 and Hill, Barth & King, LLC billed $18,758, for fees related to the common stock offering in the quarter ended September 30, 2004.

Tax Fees: The fees billed by Hacker, Johnson for tax compliance and advice, including the preparation of BOFL’s 2006 and 2005 corporate consolidated tax returns, were $16,000 and $14,000, respectively. Hacker, Johnson will also be paid $8,500 for preparation of the final 2006 corporate tax return for Bristol Bank. In 2005, KPMG LLP also billed BOFL $15,450 for tax compliance and advice, including the preparation of BOFL’s corporate tax returns. In 2004, KPMG LLP also billed BOFL $14,000 for tax compliance and advice, including the preparation of BOFL’s corporate tax returns.

Compatibility of Fees: Our Audit Committee has considered the provision of non-audit services by Hacker, Johnson and the fees paid to that firm for such services, and believes that the provision of such services and their fees are compatible with maintaining Hacker, Johnson’s independence (See “Audit Committee Report”).

In all instances, Hacker, Johnson’s, KPMG LLP’s, and Hill, Barth & King, LLC’s performance of the above mentioned services was pre-approved by BOFL’s Audit Committee.

The Board of Directors Recommends that Shareholders Vote “FOR”

the Ratification of the Appointment of Hacker, Johnson & Smith, P.A.

for the Fiscal Year Ending December 31, 2007.

PROPOSAL III

ADJOURNMENT OF ANNUAL MEETING

The Board of Directors seeks your approval to adjourn the Annual Meeting in the event that there are not a sufficient number of votes at the Annual Meeting to approve Proposals I or II. In order to permit proxies that have been timely received to be voted for an adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to shareholders, other than an announcement made at the Annual Meeting.

The Board of Directors Recommends that Shareholders Vote “FOR”

the Approval of the Adjournment of the Annual Meeting.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2008 Annual Meeting, a shareholder’s proposal to take action at such meeting must be received at our main office at 1185 Immokalee Road, Naples, Florida 34110, on or before December 21, 2007. Proposals must comply with the Securities and Exchange Commission’s proxy rules as provided in 17 C.F.R. Section 240.14a-8 in order to be included in our proxy materials.

NEW BUSINESS

According to our Bylaws, any new business to be taken up at the Annual Meeting must be stated in writing and filed with BOFL at least 30 days before the date of the Annual Meeting, in order to be considered at the Annual Meeting. No other proposals shall be acted upon at the Annual Meeting. A shareholder may make a proposal at the Annual Meeting, which may be discussed and considered, but unless stated in writing and filed at least 30 business days before the meeting, such proposal shall not be acted upon except at an adjourned Annual Meeting, Special Meeting, or subsequent Annual Meeting of the Shareholders.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and more than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file. During 2006, certain of our directors and executive officers who own our stock filed Form 3s or Form 4s with the Securities and Exchange Commission. The information on these filings reflects the current ownership position of all such individuals. Based solely on the review of copies of the filings we have received or written representations from such reporting persons, it is our belief that during 2006, the majority of such filings by our officers, directors or 10% shareholders were made timely. However, Form 3s were filed late by Tracy L. Keegan and Patricia L. Frost due to unexpected delays in obtaining EDGAR access codes. In addition, Donald R. Barber, Joe B. Cox, Earl L. Frye, LaVonne Johnson, Edward Kaloust, Michael Putziger, Harry K. Moon, H. Wayne Huizenga, Jr., Ramon A. Rodriguez and Terry W. Stiles each filed one Form 4 late, which resulted from stock options that had inadvertently not been reported when first granted.

OTHER MATTERS WHICH MAY PROPERLY COME

BEFORE THE ANNUAL MEETING

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting, other than those matters described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, however, it is intended that the proxies solicited hereby will be voted in accordance with the judgment of the person or persons voting the proxies.

SOLICITATION

The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by BOFL. Proxies may be solicited by directors, officers, or our other employees, in person, or by telephone, e-mail, or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses. Because of the number of our shares that are held in street name, BOFL has retained Regan & Associates, Inc., to aid in the solicitation of shareholders, brokers, banks, and other institutional investors for an estimated fee of $7,500.

AVAILABILITY OF OTHER INFORMATION

Accompanying this Proxy Statement is our 2006 Annual Report, which includes our audited financial statements. The Annual Report and other corporate information are also available in the Investor Relations section of our corporate website, www.bankofflorida.com. Additional printed copies of our Annual Report are available to shareholders at no charge. Any shareholder who would like an additional copy may contact:

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

Attention: Tracy L. Keegan, Chief Financial Officer

(239) 254-2100

We currently file periodic reports (including Form 10-Ks and Form 10-Qs) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549. The Securities and Exchange Commission maintains a website that contains registration statements, reports, proxy and information statements, and other information regarding registrants that file electronically. Information filed by BOFL is also available for review on this website at www.sec.gov.

BANK OF FLORIDA CORPORATION

March 22, 2007

Appendix A

BANK OF FLORIDA CORPORATION

FOURTH AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

The Board of Directors of Bank of Florida Corporation (“BOF”) has established an Audit Committee (“Committee”) to act on behalf of, and with the concurrence of, the Board of Directors (“Board”) to assist the Board in fulfilling its oversight responsibilities as outlined under the Sarbanes-Oxley Act of 2002. The Committee’s primary duties and responsibilities include:

•	Monitoring the integrity of BOF’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•

The appointment, compensation, retention, and oversight of BOF’s independent auditors, taking into consideration the recommendations of management in such matters, as well as monitoring the independence of the independent auditors.

•	Providing an avenue for candid communications among the independent auditors, management, the Board, and legal counsel.

•	Serving as an oversight committee for the financial reporting of all subsidiaries of BOF.

In discharging its duties, the Committee has the authority to conduct any investigation appropriate in fulfilling its responsibilities. The Committee has direct access to the independent auditors, as well as to anyone at BOF or its subsidiaries, in that it may request any officer or employee of BOF or its subsidiaries to attend a meeting with the Committee or to meet with any members of, or consultants to the Committee. In addition, the Committee may retain the services of accountants, attorneys, or other expert advisors as it deems necessary in the performance of its duties, which costs for such services shall be borne by BOF.

Audit Committee Composition:

The Committee shall meet the requirements of NASDAQ Rule 4350(d)(2). Under this rule, the Committee shall be comprised of no fewer than three directors as selected by the Board, each of whom shall be independent (as defined by the regulations of the National Association of Securities Dealers and the provisions of the Sarbanes-Oxley Act) non-executive directors, and free from any relationship that would interfere with the exercise of his or her independent judgment. In addition, no Committee member shall have participated in the preparation of the financial statements of BOF or any subsidiary of BOF at any time during the past three years.

The current members are listed on Schedule A, attached hereto and incorporated herein by reference. Should any member cease to be an independent director, such director shall resign immediately from the Committee; except when determined by the Board that the director’s membership on the Committee is in the best interest of BOF and such lack of independence is within the exception provided under NASDAQ Rule 4350(d)(2)(B) or as proscribed by the Sarbanes-Oxley Act.

The Committee members shall be appointed by the Board. In selecting the members of the Committee, the Board shall carefully evaluate the education and experience of the candidate, in accordance with the criteria set forth below:

•

The Committee must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience, which makes a person sophisticated in financial management and qualifies such person to be designated as a “financial expert.”

•	In addition, all members should be financially literate and have a sufficient understanding of financial reporting and systems of internal controls to properly exercise oversight of these matters.

•	Members must be able to devote significant commitments of time in the preparation for and participation in the Committee meetings.

If a Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

Audit Committee Meetings:

The Committee shall meet at least four times annually, separately or combined with the entire Board, subject to the majority of the independent directors being present, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. Management should be available to meet with the Committee to discuss the financial reports and statements that are being presented for review and approval. The Committee should also meet privately in executive session at least annually with the independent auditor and solely as a committee to discuss any matters that the Committee believes should be discussed.

Audit Committee Responsibilities and Duties:

Procedures:

1.	Review and reassess the adequacy of this Charter (“the Charter”) at least annually. Submit the Charter to the Board for approval and have the Charter published at least every three years in BOF’s Proxy Statement.

2.	Discuss BOF’s annual audited financial statements and reports prior to distribution. This should include a discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.	In consultation with management, the independent auditors, and other auditors, consider the integrity of BOF’s reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent and other auditors, together, with management’s responses.

4.	Review with management and the independent auditors, BOF’s quarterly financial results prior to the release of earnings and/or BOF’s quarterly financial statements prior to distribution. Discuss any significant changes to BOF’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61. The Chair or a member of the Committee designated by the Committee may represent the entire Committee for purposes of this review.

Actions Taken with Independent Auditors at Commencement of Each Fiscal Year:

5.	The Committee shall discuss with the independent auditors any relationships or services that may affect the auditors’ objectivity or independence. If the Committee is not satisfied with the auditors’ assurances of independence, it shall take appropriate action to ensure the independence of the independent auditors.

6.	Approve the fees and other significant compensation to be paid to the independent auditors.

7.	Review the independent auditors audit plan – discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approaches.

8.	Consider the independent auditors’ judgments about the quality and appropriateness of BOF’s accounting principles as applied in its financial reporting.

9.	Approve in advance all audit, audit related, tax, and other non-audit services to be provided by the independent auditors, ensuring that the performance of any non-audit services would not impair the independence of the auditors.

10.	Ensure that the independent auditors’ partner rotation policy conforms to the requirements of the Sarbanes-Oxley Act.

Actions Taken with Independent Auditors at Year End:

11.	The independent auditors are ultimately accountable to the Committee and to the Board. The Committee shall hire BOF’s independent auditors and subsequently review the independence and performance of the auditors to determine whether to continue the engagement of the independent auditors or approve any discharge of auditors if circumstances warrant. Such decisions regarding the independent auditors shall be made after considering the recommendations of management in such matters.

12.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the Committee in accordance with AICPA SAS 61.

13.	Review with the independent auditor any problems or difficulties that may have arisen in connection with the audit and consider management’s response to such problems. Such review shall include, but not be limited to: (1) any restrictions on the scope of the auditor’s activities; (2) any restrictions on the auditor’s access to requested information; (3) any significant disagreements with management; and (4) any audit differences that were noted or proposed by the independent auditor, but for which BOF’s financial statements were not adjusted (as immaterial or otherwise). The Committee shall be responsible for resolving any disagreements between the independent auditors and management regarding financial reporting.

14.	The Committee shall annually review the performance (effectiveness, objectivity, and independence) of the independent auditors. The Committee shall ensure receipt of a formal written statement from the independent auditors consistent with standards set by the Independence Standards Board.

15.	Review the appointment, performance, and replacement of the senior internal audit executive and/or outsource service provider.

Other Audit Committee Responsibilities:

16.	Annually prepare a report to the shareholders as required by the Securities and Exchange Commission. The report should be included in BOF’s Proxy Statement for the Annual Meeting of Shareholders.

17.	Establish procedures for the reporting and retention of any complaints or concerns regarding BOF’s accounting, internal controls, or other audit related matters, and responding to any such complaints. This shall include establishing a means for the confidential and anonymous reporting of such matters.

18.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding BOF’s financial statements or accounting policies.

19.	Report regularly to the Board with respect to any issues that arise regarding the quality or integrity of BOF’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the internal audit function.

20.	At the beginning of each fiscal year, establish an agenda for that year for the Committee.

21.	Conduct an annual self-evaluation of the Committee members.

22.	Perform any other activities consistent with this Charter, BOF’s Bylaws, and governing law as the Committee or the Board deems necessary or appropriate.

23.	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

The foregoing Fourth Amended and Restated Audit Committee Charter was approved by the Board of Directors at a meeting held on January 16, 2007.

Arlette Yassa,
Corporate Secretary

SCHEDULE A

MEMBERS OF THE AUDIT COMMITTEE

Michael T. Putziger (Chairman) (Until 2007 Annual Meeting of Shareholders)

Ramon A. Rodriguez (Vice Chairman) (Until 2007 Annual Meeting of Shareholders)

Donald R. Barber

Joe B. Cox

LaVonne Johnson

Edward Kaloust

Appendix B

BANK OF FLORIDA CORPORATION

SECOND AMENDED AND RESTATED

COMPENSATION COMMITTEE CHARTER

The Board of Directors of Bank of Florida Corporation (“BOF”) has established a Compensation Committee to act on behalf of, and with the concurrence of, the Board of Directors (“Board”) with respect to matters relating to the compensation and personnel policies, programs and plans, including management development and succession plans, and to approve employee compensation and benefit programs.

The Compensation Committee shall meet the requirements of NASDAQ Rule 4350(c)(3). Under this rule, the Compensation Committee is to consist of no fewer than three members and shall be composed entirely of independent directors as defined by the regulations of the National Association of Securities Dealers and the provisions of the Sarbanes-Oxley Act. The current members of the Compensation Committee are listed on Schedule A attached hereto and incorporated herein by reference. Should any member of the Compensation Committee cease to be an independent director, such member shall immediately resign his or her membership on the Compensation Committee.

In discharging its duties, the Compensation Committee shall have the authority to retain special legal, accounting or other consultants to advise the Compensation Committee. The Compensation Committee may request any officer or employee of BOF or BOF’s Corporate Counsel to attend a meeting of the Compensation Committee or to meet with any members of, or consultants to, the Compensation Committee.

The Compensation Committee shall make regular reports to the Board. Nothing in this Charter should be construed as precluding discussion of the Chief Executive Officer’s compensation with the Board in its entirety, as it is not the intent of this Charter to impair communication among members of the Board. Provided, however, the evaluation of the performance of the Chief Executive Officer and approval of his compensation shall be made outside the presence of the Chief Executive Officer.

Oversight Responsibilities

1.	In consultation with BOF’s Chief Executive Officer, annually review and recommend to the Board of Directors compensation and incentive programs for executive officers of BOF and its subsidiaries.

2.	Annually review and recommend for approval of the Board the amount of compensation to be paid to the outside Directors. (The Board as a whole must approve compensation of Directors.)

3.	Review and approve all employment agreements and any amendments thereto, change in control agreements, and severance agreements for executive officers of BOF and the executive officers of its subsidiaries. At least annually conduct reviews of all current employment agreements or other agreements subject to renewal, to determine if such renewals shall continue.

4.	Review, amend, and establish compensation policies and procedures for BOF and its wholly-owned subsidiaries. Any amendments or changes to a compensation policy or procedure, or the creation of a new compensation policy or procedure, shall be presented and submitted for ratification at the next Executive Committee or Board of Directors meeting.

5.	Administer, interpret and implement BOF’s executive compensation programs and policies in a manner consistent with BOF’s corporate financial goals and compensation philosophy including, but without limitation, the following activities:

i.	Perform an annual assessment of the Chief Executive Officer’s performance and report findings to the Chief Executive Officer and Board.

ii.	In conjunction with the Chief Executive Officer, recommend to the Board, executive officer appointments.

iii.	Review and approve compensation levels for BOF’s executive officers.

iv.	Review, consider and approve participation and eligibility in the various components of BOF’s executive compensation.

v.	Periodically review executive supplementary benefits, and as appropriate, the retirement, benefit, and special compensation programs of BOF and its subsidiaries.

vi.	In consultation with the Chief Executive Officer, establish annual and long-term performance criteria and goals at the beginning of each year for the executive officers of BOF.

6.	Set corporate goals and objectives relevant to the Chief Executive Officer’s compensation. In reviewing and considering the Chief Executive Officer’s compensation, the Committee shall consider BOF’s performance, as well as the Chief Executive Officer’s performance and contribution to BOF in light of the established performance goals.

7.	Annually review financial institution market data to assess BOF’s competitive position for each component of executive compensation by reviewing relevant market data from financial institution peer companies.

8.	Approve the Compensation Committee Annual Report for the Proxy Statement. The Annual Report shall summarize the compensation for BOF’s top five, most highly compensated executive officers and explain the relationship between executive officer compensation and BOF’s performance, as required by the Securities and Exchange Commission and generally accepted business practices.

9.	In consultation with the Chief Executive Officer, ensure that BOF has adequate management succession.

10.	In consultation with BOF’s Chief Executive Officer, establish a general compensation approach and philosophy applicable, in general, to employees of BOF and its subsidiaries.

11.	Subject to items that require approval of BOF’s Board and/or shareholders, approve and administer BOF’s 2006 Stock Compensation Plan, as may be amended.

12.	Conduct an annual performance evaluation of the Compensation Committee.

13.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Meetings

The Compensation Committee shall generally meet four times a year, and also at such other times as called by the Chairman of the Compensation Committee when needed. The meetings can be held either in person or by teleconference. A majority of the members of the Compensation Committee shall constitute a quorum for the transaction of business. The Secretary to the Compensation Committee shall record the minutes. Approval of any matter by a majority of members present at a meeting at which a quorum is present shall constitute approval of that matter by the Compensation Committee. The Compensation Committee may also act by written consent without a meeting. The Compensation Committee may form and delegate authority to a sub-committee(s) when appropriate; provided that any such sub-committee must be composed entirely of independent directors.

Agenda Items

The activities of the Compensation Committee are developed from year-to-year by the Compensation Committee in consultation with management.

February:	Long-term incentive compensation. Grants of stock options and other stock compensation. Prepare Compensation Committee Annual Report.

August:	Grants of stock options and other stock compensation. Base salaries (executive officers). Mid-year performance evaluation of executive officers.

October:	Meet with management to present annual reviews.

November:	Progress in compliance with labor laws. Top management bonuses.

Key employee compensation awards.

All other employee bonuses.

Management resources available, versus current and future needs for management succession.

Review of the performance of CEO and COO and other key officers.

Approve as needed:	Changes in benefit plans. Changes in appointments, compensation packages, or merit increases.

The foregoing Compensation Committee Charter was approved by the Board of Directors at its meeting held on January 16, 2007.

Arlette Yassa,
Corporate Secretary

SCHEDULE A

MEMBERS

OF THE

COMPENSATION COMMITTEE

Harry K. Moon, M.D., Chairman

Joe B. Cox

H. Wayne Huizenga, Jr.

LaVonne Johnson

Edward Kaloust

Appendix C

BANK OF FLORIDA CORPORATION

SECOND AMENDED AND RESTATED

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

The Board of Directors (“Board”) of Bank of Florida Corporation (“BOF” or “Company”) has established a Nominating and Corporate Governance Committee (“Committee”) to assist the Board in: (i) ensuring an appropriate structure for management succession and development; (ii) developing an effective process for director selection and tenure; (iii) identifying and interviewing individuals qualified to serve on the Board; (iv) establishing a process to evaluate individual Board member contributions and participation; (v) developing and recommending to the Board corporate governance principles and practices best suited to BOF; and (vi) overseeing the annual self-evaluation by the Board.

Membership

The Committee shall meet the requirements of NASDAQ Rule 4350(c)(4). Under this rule, the Committee shall consist of at least three members and shall be composed entirely of independent directors as defined by the National Association of Securities Dealers’ requirements, and other applicable laws and regulations. The current members of the Committee are listed on the attached Schedule A, which is incorporated herein by reference. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary to the Committee shall record the minutes. Approval of any matter by a majority of the members present at a meeting at which a quorum is present shall constitute approval of that matter by the Committee. The Committee may also act by unanimous written consent without a meeting.

The Committee may invite members of management or other persons to each meeting, or a part thereof, or may meet in executive session without others present, as the Committee may determine in its discretion. The Committee shall have the authority to obtain advice and seek assistance in carrying out its purposes from the Company’s or independent legal counsel and other advisors as it determines is necessary or appropriate to carry out its purposes under this Charter.

Oversight Areas

1.	Recommend the number of directors to be elected to the Board and ensure that a majority of the Board consists of independent directors.

2.	Recommend slates of directors for BOF and its wholly-owned subsidiaries for the respective Annual Meetings of Shareholders.

3.	Review and recommend to management how to handle and address shareholder proxy proposals.

4.	To the extent the Committee determines to be necessary, develop and review information about, and perform background checks and conduct interviews of director candidates (for both BOF and its subsidiaries), as well as director nominees proposed by stockholders if such director nominees meet the Board’s criteria for new directors.

5.	Annually, conduct an evaluation of the performance of its Board and that of the individual directors, as well as the performance of the various committees of BOF’s Board. Prior to nominating an existing director for re-election to the Board, the Committee shall consider and review the existing director’s: (1) Board and committee meeting attendance and participation; (2) length of Board service; (3) experience, skills, and contributions that the existing director brings to the Board; and (4) independence.

6.	Recommend termination of membership of individual directors in accordance with corporate policy, for “cause” as defined by BOF’s Bylaws, or other appropriate reasons.

7.	In the event a director vacancy arises, the Committee shall seek and identify a qualified director nominee to be recommended to the Board for appointment to fill the vacancy.

8.	Coordination of Board agenda and meeting schedules.

9.	Recommend assignment and composition of Committee memberships for the Board.

10.	Develop and provide training and educational programs for directors of BOF and its subsidiaries.

11.	Examine Board meeting policies, such as meeting schedules and locations, meeting agendas, the presence and participation of non-director senior executives, and written materials distributed in advance of meetings.

12.	Monitor ongoing developments, including legislative and regulatory initiatives, pertaining to corporate governance principles that may be applicable to BOF.

13.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws, regulations, and National Association of Securities Dealers’ requirements, and review and recommend any revisions to BOF’s Code of Conduct in connection therewith on an annual basis, or more frequently if appropriate.

14.	Review and recommend to the Board the adoption and revision of BOF’s corporate governance documents (e.g., Articles of Incorporation, Bylaws, Committee Charters, etc.).

15.	Review and consider potential conflicts of interest of members of the Board and of the executive officers of BOF.

16.	Review the outside activities of members of the Board and the executive officers of BOF to the extent necessary to ensure that such activities do not unreasonably interfere with the fulfillment of their duties and obligations to BOF.

17.	Regularly report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

18.	Annually perform a self-examination of the Committee’s performance.

19.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

20.	Undertake any other matter specifically delegated to the Committee from time to time by the Board and perform any other activities consistent with this Charter, BOF’s Bylaws, National Association of Securities Dealers requirements, and applicable laws and regulations, as the Committee or the Board deems appropriate.

Agenda Items

The Committee typically meets twice a year, and at such other times as deemed necessary upon notice by the Chairman of the Committee. The Chairman shall establish the agenda for each meeting. The standard agenda for the two regularly scheduled meetings are as follows:

March:	Consideration and recommendation of director nominees, including appointments to the respective committees.

November:	Review the composition of the Board and committees, as well as the performance of individual directors.

The Board of Directors, at its regularly scheduled meeting held on January 16 2007, approved the foregoing Second Amended and Restated Nominating and Corporate Governance Committee Charter.

Arlette Yassa, Corporate Secretary

SCHEDULE A

MEMBERS OF THE

NOMINATING AND CORPORATE

GOVERNANCE COMMITTEE

Donald R. Barber, Chairman

LaVonne Johnson

Harry K. Moon, M.D.

Michael Putziger

Terry Stiles

REVOCABLE PROXY

BANK OF FLORIDA CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints the members of the Board of Directors of Bank of Florida Corporation (“BOFL”), with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of BOFL which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 26, 2007, at 4:30 p.m., and at any and all adjournments thereof.

The undersigned shareholder of BOFL may revoke this Proxy at any time before it is voted by either filing with the Corporate Secretary of BOFL, a written notice of revocation, by delivering to BOFL a duly executed Proxy bearing a later date, or by attending this Annual Meeting and voting in person.

THE FOLLOWING PROPOSALS ARE BEING ACTED UPON:

PROPOSAL I: The election of eleven directors, each for a one-year term;				FOR ☐	WITHHOLD ☐
To withhold authority for any nominee, cross through his name:
Donald R. Barber	Joe B. Cox	H. Wayne Huizenga, Jr.
John B. James	LaVonne Johnson	Edward Kaloust
Michael L. McMullan	Harry K. Moon, M.D.	Michael T. Putziger
Ramon A. Rodriguez	Terry W. Stiles
PROPOSAL II: The ratification of the selection of Hacker, Johnson & Smith as the independent auditors for BOFL for 2007; and			FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL III: The adjournment of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes to approve Proposals I or II.			FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION THE PROXY COMMITTEE IS AUTHORIZED TO TRANSACT AND TO VOTE UPON SUCH OTHER BUSINESS as may properly come before this Annual Meeting or any adjournments thereof.

NOTE: When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED.

IMPORTANT: Please sign your name exactly as it appears on your stock certificate. When shares are held by joint tenants, both should sign, when signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receiving from BOFL, prior to the execution of the Proxy, an Annual Report, a Notice of the Annual Meeting and a Proxy Statement dated March 22, 2007.

Signature: _________________________________________

ADDRESS LABEL	Signature if held jointly: ______________________________

Date: _____________________________________________

Please mark, sign, date and return this Proxy Card promptly, using the enclosed envelope. If you receive more than one Proxy Card, please sign and return all cards in the accompanying envelope.